DATED AS OF JUNE 15, 2010

B E T W E E N

CARBON CREEK PARTNERSHIP

-and -

COALHUNTER MINING CORPORATION

_____________________________________

CARBON CREEK
JOINT VENTURE AGREEMENT
_____________________________________

INDEX TO JOINT VENTURE AGREEMENT
made as of the 15th day of June, 2010

-i-

 -ii-

SCHEDULE “A” - THE PROPERTY
SCHEDULE “B” – MAP
SCHEDULE “C” - CALCULATION OF NET PROCEEDS
                                APPENDIX C-1
                                APPENDIX C-2
SCHEDULE “D” - VOTING TRUST AGREEMENT

-iii-

CARBON CREEK JOINT VENTURE AGREEMENT

THIS AGREEMENT is made as of the 15th day of June, 2010.

BETWEEN:

CARBON CREEK PARTNERSHIP, a partnership existing under the laws of Alberta between P. Burns Carbon Creek Coal Corporation and P. Burns Partners Limited, having an office at Suite 620, 5920 Macleod Trail SW, Calgary, Alberta, T2H OK2

(hereinafter referred to as the “Carbon Creek Partnership”)

OF THE FIRST PART

AND:

COALHUNTER MINING CORPORATION, a body corporate incorporated under the laws of British Columbia and having its registered office at Suite 1500 — 1055 West Georgia Street, Vancouver, British Columbia, V6E 4N7

(hereinafter referred to as “Coalhunter”)

OF THE SECOND PART

WHEREAS:

A. the Carbon Creek Partnership and Coalhunter wish to associate themselves in a Joint Venture (hereinafter defined) to own the Premises (hereinafter defined) as tenants in common; and

B. the Carbon Creek Partnership and Coalhunter have agreed to participate in a Common Operation for Exploration, Development and Production (all as hereinafter defined) on the Premises on and subject to the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter contained, the parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1 Definitions

In this Agreement, the following terms shall have the meanings specified below:

(a)

“Affiliate” means any individual, body corporate, limited liability company, partnership, joint venture, firm or other form of enterprise which directly or indirectly Controls or is Controlled by or is under common Control with a Co-owner;

(b)

“Area of Interest” means the area which lies within twenty-five (25) kilometres of the boundaries of any of the Licence Applications as they exist on the date hereof, excluding the area covered by the Peace River Partnership Lands;

(c)

“Auditor” means the external auditors appointed by the Manager which shall be accredited by the Canadian Institute of Chartered Accountants and fully independent and acting at arm’s length to the Co-Owners;

(d)	“Business Day” means a day other than a Saturday, Sunday or a day on which banks in Vancouver, British Columbia are generally authorized or obligated by Law to close;

(e)

“Capital Cost” means any cost of the Common Operation paid by the Manager under this Agreement which would constitute a capital expenditure, as distinguished from a maintenance and repair expenditure, in accordance with generally accepted accounting principles in Canada;

(f)	“Carbon Creek Coal Lease” means a coal lease over the Peace River Partnership Lands which may be granted to Coalhunter under the terms of the Coal Lease Option Agreement;

(g)	“Carbon Creek Joint Venture” means the joint venture formed under and governed by this Agreement;

(h)	“Carbon Creek Joint Venture Letter Agreement” means the letter agreement dated May 11, 2010 between Coalhunter and Resources in respect of the Carbon Creek Joint Venture;

(i)	“Carbon Creek Partnership Licences” means any coal licences which may be issued to the Carbon Creek Partnership pursuant to the Resources Applications;

(j)	“Carried Interest” means the carried interest of the Peace River Partnership in the Carbon Creek Joint Venture as provided in section 4.5, section 4.6 and Schedule “C” hereto;

(k)	“coal” includes lignite, sub-bituminous coal, bituminous coal and anthracite;

(l)	“Coalhunter Application” means the coal licence application submitted by Coalhunter to the MEMPR described in Part C of Error! Reference source not found.Schedule “A” hereto;

(m)	“Coalhunter Licences” means any coal licences or other Coal Tenures which may be issued to Coalhunter pursuant to the Coalhunter Application;

(n)	“Coal Interest” means any coal licence application, coal licence, coal lease or other interest in a coal property, or any direct or indirect right or interest therein or relating thereto;

(o)

“Coal Lease Option Agreement” means a coal lease option agreement dated as of June 15, 2010 between the Peace River Partnership and Coalhunter pursuant to which the Carbon Creek Coal Lease over the Peace River Partnership Lands may be granted to Coalhunter;

(p)	“Coal Leases” means the Crown Coal Leases and the Carbon Creek Coal Lease;

(q)

“Coal Licence Applications” means the coal licence applications more particularly described in Schedule “A” attached hereto and, apart from the Coalhunter Licence Application, shown on the map attached as Schedule “B”;

(r)

“Coal Licences” means the coal licences which may be issued by the MEMPR pursuant to the Coal Licence Applications, and including any Coal Tenures into which the same may be converted, but not including any coal licences abandoned pursuant to section 5.10 of this Agreement;

(s)	“Coal Tenures” means a coal licence, coal lease or other form of tenure to a coal property;

(t)

“Common Account” means the books of account of the Common Operation kept by the Manager for the Co-Owners in accordance with accounting procedures approved by the Management Committee in conformity with generally accepted accounting principles in Canada;

(u)

“Common Operation” means the performance of Exploration, Development and Production on or for the Premises for the Co-Owners as tenants in common by the Manager acting under the direction and control of the Management Committee to the extent provided by this Agreement;

(v)

“Control” means the right to the exercise, directly or indirectly, of greater than fifty percent (50%) of the voting rights attributable to the shares or other ownership interests in any body corporate, limited liability company, partnership, joint venture, firm of other enterprise;

(w)	“Co-Owner” means the owner of an Interest and “Co-Owners” has a corresponding meaning. At the date hereof, the Co-Owners are the Carbon Creek Partnership and Coalhunter;

(x)

“Co-Owner Group” means any Co-Owner at the date hereof together with all permitted assignees or transferees (other than the other Co-Owner at the date hereof) of any portion of such Co-Owner’s Interest;

(y)

“Crown Coal Leases” means any coal leases which may be issued by the MEMPR in respect of the Coal Licence Applications, and including any Coal Tenures into which the same may be converted, but not including any Crown coal leases abandoned pursuant to section 5.10 of this Agreement;

(z)	“Current Litigation” means:

	(i)	the Petition brought by Johnson in the B.C. Supreme Court, Vancouver Registry, on January 10, 2007 under No. S-070190 against Resources and other parties (the “First Johnson Petition”);

	(ii)	the Petition brought by Johnson in the B.C. Supreme Court, Vancouver Registry on May 7, 2007 under No. S-073118 against Resources and other parties (the “Second Johnson Petition”); and

	(iii)	the Petition brought by Resources in the B.C. Supreme Court, Vancouver Registry, on September 5, 2006 under No. S-065691 against Johnson and other parties (the “Resources Petition”);

(aa)

“Development” means all work that may reasonably be required in connection with the preparation of a mine for operation on or related to the Premises and including the construction and installation of roads, mill, beneficiation or other treatment facilities and the procurement of materials, tools, equipment and supplies;

(bb)

“Encumbrances” means all interests, mortgages, charges, royalties, security interests, liens, encumbrances, actions, claims, demands and equities of any nature whatsoever or however arising and any rights or privileges capable of becoming any of the foregoing;

(cc)	“Environmental Harm” means any harm, damage, degradation or adverse effect on the environment;

(dd)	“Environmental Laws” means all Laws now or hereafter in force relating in any way to the environment, occupational health and safety or transportation of dangerous goods;

(ee)

“Exploration” means the activity, operations or work performed in ascertaining or attempting to ascertain the existence, location, quality or quantity of coal deposits on or related to the Premises, including the preparation of any Feasibility Study;

(ff)

“Feasibility Study” means a report or reports prepared and submitted to the Management Committee in accordance with section 7.1 or 7.2 containing a description and analysis of the methods and costs of bringing into production and operation a mine on the Premises and associated facilities related thereto, which report, in the opinion of the person commissioning same, would be in a form acceptable to a financial institution for the purposes of considering whether or not to provide financing for a mine on the Premises and associated facilities related thereto and, without limiting the generality of the foregoing, shall include:

(i)	the estimated recoverable reserves of coal and the estimated average grade and tonnage thereof which may be produced from the Premises;

(ii)	procedures for developing, mining, and producing coal from the Premises;

(iii)

the nature and extent of the machinery, equipment and other facilities proposed to be acquired for the purposes of producing and marketing coal from the Premises, which may include mill or beneficiation or other facilities for processing such coal if in the judgment of the person commissioning the Feasibility Study the size, extent, and location of the deposit(s) of coal on the Premises which will be available for processing in such processing facilities appear to make such processing facilities feasible, in which event such person shall also include a preliminary design for any such processing facilities in the Feasibility Study;

(iv)

the total costs, including capital budget, which the person commissioning the Feasibility Study reasonably estimates will be required to purchase, construct and install all machines and equipment referred to in the preceding subparagraph, including a schedule of the timing of the capital requirements for such purchases;

(v)	the estimated costs of decommissioning, reclamation and related environmental costs, both pre and post mine closure; and

(vi)

an economic feasibility report, taking into account subparagraphs (i) to (v) above and all other matters the person commissioning the Feasibility Study deems relevant and material. Such economic feasibility report shall include an estimate of the financial return for the mine based on the estimated market price of the Products, as determined by the person commissioning the Feasibility Study;

(gg)

“Interest” of a Co-Owner or a Co-Owner Group means the undivided beneficial interest, expressed as a percentage, of that Co-Owner or Co-Owner Group in and to the Premises. At the date hereof, the Interest of Coalhunter is seventy-five percent (75%) and the Interest of the Carbon Creek Partnership is twenty-five percent (25%);

(hh)	“Johnson” means Alan Arthur Johnson of Calgary, Alberta;

(ii)	“Johnson Application” means the coal licence application submitted by Johnson to the MEMPR described in Part A of Schedule “A” hereto;

(jj)	“Johnson Licenses” means any coal licences or other Coal Tenures which may be issued to Johnson pursuant to the Johnson Application;

(kk)

“Laws” means all federal, provincial, territorial, municipal or local statutes, regulations and by-laws applicable to the parties hereto or to the Coal Licence Applications, any Coal Licences, any Crown Coal Leases, the Carbon Creek Coal Lease or any other Coal Tenure forming part of the Premises or to any activities thereon, including all orders, notices, rules, decisions, codes, guidelines, policies, directions, permits, approvals, licenses and similar authorizations issued, rendered or imposed by any level of government including any ministry, department or administrative or regulatory agency or authority, including the common law and principles of equity;

(ll)

“Legal Proceedings” means any litigation, action, application, suit, investigation, hearing, claim, deemed complaint, grievance, civil, administrative, regulatory, criminal or arbitration proceeding or other similar proceeding, before or by any court or other tribunal and includes any appeal or review thereof and any application for leave for appeal or review;

(mm)	“Losses” means claims, losses, demands, judgments, liabilities, expenses, damages, fines, charges and costs including legal costs incurred on a solicitor and own client basis;

(nn)	“Management Committee” means the committee appointed in accordance with Article 6 of this Agreement;

(oo)	“Manager” means the person designated as Manager in section 8.1 hereof or otherwise engaged by the Co-Owners to conduct the Common Operation;

(pp)	“MEMPR” means the British Columbia Ministry of Energy, Mines and Petroleum Resources;

(qq)

“Operating Cost” means, with the exception of Capital Costs, any cost of the Common Operation paid by the Manager hereunder including but not limited to all costs described in section 8.5 of this Agreement;

(rr)

“P. Burns Entities” means P. Burns Carbon Creek Coal Corporation, P. Burns Partners Limited, the Carbon Creek Partnership, P. Burns Peace River Resources Corporation, the Peace River Partnership and Resources;

(ss)	“Peace River Partnership” means a partnership between P. Burns Peace River Resources Corporation and P. Burns Partners Limited;

(tt)	“Peace River Partnership Lands” means District Lots 319 to 328 inclusive in the Peace River District of British Columbia owned by the Peace River Partnership;

(uu)

“Premises” means the Coal Licence Applications, any Coal Licences once issued, any Crown Coal Leases once issued, Coalhunter’s interest in the Carbon Creek Coal Lease once granted by the Peace River Partnership, any other Coal Tenures issued in respect of any of the foregoing, and all lands, leases, interests in land and coal, mines and plants and the production therefrom, buildings, machinery, equipment, materials, supplies, inventories of Production, Products, cash, rights, powers, privileges, accounts and other property, real or personal, movable or immovable, tangible or intangible, of whatever nature or kind hereafter acquired, and at any time held, by or for the Co-Owners as tenants in common under or pursuant to this Agreement;

(vv)

“Production” means the mining, extracting, milling, beneficiation, processing, storing, handling or delivering of coal and coal by-products discovered on or under the Premises and all other activity and work incidental thereto that may reasonably be required in connection therewith including the procurement of machinery, equipment, materials and supplies but not including any processing of any Products not performed on the Premises, whether or not the same is performed by a Co-Owner, and shall be deemed to include periods during which operations are temporarily suspended or curtailed in the normal course of business, and periods during which reclamation and remediation are carried out;

(ww)	“Production Decision” means a decision made by the Management Committee to establish and bring into production a mine on the Premises substantially in accordance with a Feasibility Study;

(xx)	“Products” means the products referred to in section 4.9;

(yy)

“Proportionate Share” of a Co-Owner means the percentage share equal to the Interest of that Co-Owner, being seventy-five percent (75%) in the case of Coalhunter and twenty-five percent (25%) in the case of the Carbon Creek Partnership;

(zz)	“Representatives” means the directors, employees, auditors, legal counsel, professional advisors and other authorized representatives of a party and any of its contractors and subcontractors;

(aaa)	“Resources” means P. Burns Resources Limited, an Alberta corporation;

(bbb)	“Resources Applications” means the coal licence applications submitted by Resources to the MEMPR described in Part B of Schedule “A” hereto;

(ccc)	“Resources Licences” means any coal licences or other Coal Tenures which may be issued to Resources pursuant to the Resources Applications;

(ddd)	“Voting Trust Agreement” means a voting trust agreement between the Carbon Creek Partnership and Coalhunter in the form attached as Schedule “D”;

(eee)

“Work Plan” means a plan for Exploration, Development or Production submitted by the Manager for the approval of and, if desired, modification by the Management Committee which describes the work proposed to be performed, sets forth estimates of Capital Costs and Operating Costs to be paid in carrying out the work, including the cost of the acquisition of real or personal property, or any interest therein, and specifies an estimate of the period of time required to perform the work; and

(fff)	“Working Fund” means the fund referred to in section 8.3.

1.2 Interpretation

For purposes of this Agreement:

(a)	headings are for convenience of reference only and are not intended to interpret, define or limit the scope of this Letter or any provision hereof;

(b)	the singular of any term includes the plural and vice versa, and use of any term is generally applicable to either gender and where applicable, a body corporate, firm or other entity;

(c)	the word “including” is not limiting whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto; and

(d)	unless otherwise indicated, all dollar references are to Canadian dollars.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES BY THE CARBON CREEK
PARTNERSHIP

2.1 Representations and Warranties by the Carbon Creek Partnership

The Carbon Creek Partnership represents and warrants to Coalhunter that:

(a)

it is a valid and subsisting partnership duly formed under the Laws of Alberta and has full power and authority to execute and deliver this Agreement and to observe and perform its covenants and obligations hereunder and has taken all necessary proceedings and obtained all necessary approvals in respect thereof and, upon execution and delivery of this Agreement by it, this Agreement shall constitute a legal, valid and binding obligation of the Carbon Creek Partnership enforceable against it in accordance with its terms, except that:

	(i)	enforceability may be limited by bankruptcy, insolvency or other Laws affecting creditors’ rights generally;

	(ii)	equitable remedies, including the remedies of specific performance and injunctive relief, are available only in the discretion of the applicable court;

	(iii)	a court is not required to treat as conclusive, final or binding those certificates and determinations which this Agreement states are to be so treated;

	(iv)	a court may stay proceedings before it by virtue of equitable or statutory powers; and

(v)	rights of indemnity and contribution hereunder may be limited under applicable Laws;

(b)

neither the execution of this Agreement nor the consummation of the transactions contemplated hereby conflict with, result in a breach of or accelerate the performance required by any agreement to which it is a party;

(c)

neither the execution of this Agreement nor the consummation of the transactions contemplated hereby, result in a breach of the Laws of any applicable jurisdiction, its constating documents or any resolutions of its partners;

(d)	Schedule “A” attached hereto accurately sets out all of the Resources Applications;

(e)	Resources is the legal and beneficial owner of a one hundred percent (100%) interest in the Resources Applications, in each case free and clear of all Encumbrances;

(f)

to the best of the Carbon Creek Partnership’s knowledge, once the Resources Licences have been issued, the Carbon Creek Partnership will be entitled to become the sole legal and beneficial owner of a one hundred percent (100%) interest in the Resources Licences free and clear of all Encumbrances;

(g)

to the best of the Carbon Creek Partnership’s knowledge, upon issuance of Coal Licences under the Coal Act (British Columbia) in respect of the Resources Applications and their transfer to the Carbon Creek Partnership, the Carbon Creek Partnership will have the exclusive right to explore, develop and conduct mining operations on the area covered by such Coal Licences;

(h)

to the best of the Carbon Creek Partnership’s knowledge, there has been no act or omission by Resources, or to the knowledge of the Carbon Creek Partnership by anyone else, that could result by notice or lapse of time, or both, in the breach, termination, abandonment, forfeiture, relinquishment or other premature termination of the Resources Licence Applications or any of Resources’ rights with respect thereto;

(i)

to the best of the Carbon Creek Partnership’s knowledge, the Resources Applications are in good standing under the Laws of British Columbia up to and including the date hereof, and other than the Current Litigation in respect of the Resources Applications, no proceedings have been instituted to invalidate or assert an adverse claim or challenge against or to the ownership of or title to the Resources Application, nor is there any basis therefore, and no other person is entitled to an agreement or option to acquire or purchase the Resources Applications or any portion thereof, and no person has any royalty or other interest whatsoever in production from any part of the Resources Applications;

(j)

to the best of the Carbon Creek Partnership’s knowledge, other than the Current Litigation, there are no actions, suits or proceedings pending or to its knowledge, threatened, against or adversely affecting or which could adversely affect the Resources Applications before any federal, provincial, municipal or other governmental authority, court, department, commission, board, bureau, agency or instrumentality, domestic or foreign, whether or not insured, and which might involve the possibility of any Encumbrance on the Resources Applications;

(k)

to the best of the Carbon Creek Partnership’s knowledge, all work carried out on the areas covered by the Resources Applications by Resources or by anyone else on its behalf, has been carried out in compliance with all applicable Laws, including Environmental Laws, and neither Resources, nor to the knowledge of the Carbon Creek Partnership any other person, has received any notice of any breach of any such Laws and it has no knowledge of any environmental liabilities associated with the Resources Applications and there are no environmental audits, evaluations, assessments or studies relating to the areas covered by the Resources Applications;

(l)

no consent or approval, except as has been obtained, is required to permit the execution and delivery of this Agreement by the Carbon Creek Partnership, or the performance of its obligations hereunder;

(m)

no representation or warranty made by the Carbon Creek Partnership in this Agreement or any statement, schedule, certificate or other document delivered by it pursuant to or in connection with this Agreement or in connection with any transaction contemplated hereby contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading;

(n)

to the best of the Carbon Creek Partnership’s knowledge, there is no proceeding initiated by or on behalf of any aboriginal group or to which any aboriginal group is legally a necessary party pending or, to the knowledge of the Carbon Creek Partnership, threatened by any aboriginal group with respect to the areas covered by the Resources Applications or with respect to any exploration activities carried out by Resources in such areas, and Resources has not engaged in any negotiations with any aboriginal group in respect of the Resources Applications or entered into any impact and benefits agreement with any aboriginal group in respect of the Resources Applications;

(o)

to the best of the Carbon Creek Partnership’s knowledge, Resources and the Carbon Creek Partnership have made full disclosure to Coalhunter of all material facts of which the Carbon Creek Partnership and Resources have knowledge, relating to the Resources Applications and all relevant information that the Carbon Creek Partnership and Resources possess which relates to the Resources Applications which could have any effect upon Coalhunter determining whether it shall enter into this Agreement and this Agreement does not contain any untrue statement by the Carbon Creek Partnership of a material fact of which the Carbon Creek Partnership has knowledge and the Carbon Creek Partnership has not omitted to state in this Agreement a material fact necessary in order to make the statements contained herein not misleading;

(p)

the Carbon Creek Partnership is current with all material filings required to be made in all jurisdictions in which the Carbon Creek Partnership exists or carries on any material business and the Carbon Creek Partnership is not in default of any filings required to be made under applicable securities Laws; and

(q)

other than the Current Litigation, there are no material Legal Proceedings pending or, to the knowledge of the Carbon Creek Partnership, threatened against, or relating to the Carbon Creek Partnership or affecting the assets of the Carbon Creek Partnership and, to the best of the Carbon Creek Partnership’s knowledge, there is no reasonable basis for any such proceeding, and there are no judgments outstanding against the Carbon Creek Partnership or affecting the Carbon Creek Partnership’s assets.

2.2 Representations Survive

The representations and warranties contained in section 2.1 are provided for the exclusive benefit of Coalhunter and shall survive the execution of this Agreement, the consummation of the transactions contemplated in this Agreement and any termination of this Agreement, and Coalhunter shall be entitled to rely upon the same notwithstanding any independent investigations Coalhunter may make or could have made at any time, unless specifically waived by Coalhunter.

2.3 Waiver

The breach of any representation, warranty or covenant contained in this Agreement may be waived by Coalhunter, either in whole or in part, at any time without prejudice to Coalhunter’s rights in respect of any other or continuing breach of the same or any other representation, warranty or covenant. No waiver by Coalhunter of any breach of any representation, warranty or covenant shall be binding unless in writing. Any waiver shall be limited to the specific purpose for which it is given.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES BY COALHUNTER

3.1 Representations and Warranties by Coalhunter

Coalhunter represents and warrants to the Carbon Creek Partnership that:

(a)

it is a valid and subsisting corporation duly formed under the Laws of British Columbia and has full corporate power and authority to execute and deliver this Agreement and to observe and perform its covenants and obligations hereunder and has taken all necessary proceedings and obtained all necessary approvals in respect thereof and, upon execution and delivery of this Agreement by it, this Agreement shall constitute a legal, valid and binding obligation of Coalhunter enforceable against it in accordance with its terms, except that:

(i)	enforceability may be limited by bankruptcy, insolvency or other Laws affecting creditors’ rights generally;

(ii)	equitable remedies, including the remedies of specific performance and injunctive relief, are available only in the discretion of the applicable court;

(iii)	a court is not required to treat as conclusive, final or binding those certificates and determinations which this Agreement states are to be so treated;

(iv)	a court may stay proceedings before it by virtue of equitable or statutory powers; and

(v)	rights of indemnity and contribution hereunder may be limited under applicable Laws;

(b)

neither the execution of this Agreement nor the consummation of the transactions contemplated hereby conflict with, result in a breach of or accelerate the performance required by any agreement to which it is a party;

(c)

neither the execution of this Agreement nor the consummation of the transactions contemplated hereby, result in a breach of the Laws of any applicable jurisdiction, its constating documents or any resolutions of its partners;

(d)	Schedule “A” attached hereto accurately sets out the Johnson Application and the Coalhunter Application;

(e)

to the best of Coalhunter’s knowledge, Johnson is the legal and beneficial owner of a one hundred percent (100%) interest in the Johnson Application, free and clear of all Encumbrances other than the Current Litigation;

(f)	Coalhunter is the legal and beneficial owner of a one hundred percent (100%) interest in the Coalhunter Application, free and clear of all Encumbrances;

(g)

to the best of Coalhunter’s knowledge, once the Johnson Licences have been issued, Coalhunter will be entitled to become the sole legal and beneficial owner of a one hundred percent (100%) interest in the Johnson Licences free and clear of all Encumbrances;

(h)

to the best of Coalhunter’s knowledge, upon issuance of Coal Licences under the Coal Act (British Columbia) to Johnson in respect of the Johnson Application and the transfer of the Johnson Licences to Coalhunter, Coalhunter will have the exclusive right to explore, develop and conduct mining operations on the areas covered by such Coal Licences;

(i)

upon issuance of Coal Licences under the Coal Act (British Columbia) to Coalhunter in respect of the Coalhunter Application, Coalhunter will have the exclusive right to explore, develop and conduct mining operations on the areas covered by such Coal Licences;

(j)

to the best of Coalhunter’s knowledge, there has been no act or omission by Coalhunter, or to its knowledge by anyone else, that could result by notice or lapse of time, or both, in the breach, termination, abandonment, forfeiture, relinquishment or other premature termination of the Johnson Application or the Coalhunter Application or any of Coalhunter’s rights with respect thereto;

(k)

to the best of Coalhunter’s knowledge, the Johnson Application and the Coalhunter Application are in good standing under the Laws of British Columbia up to and including the date hereof, and other than the Current Litigation, no proceedings have been instituted to invalidate or assert an adverse claim or challenge against or to the ownership of or title to the Johnson Application or the Coalhunter Application, nor is there any basis therefore, and no person other than Coalhunter is entitled to an agreement or option to acquire or purchase the Johnson Licences once issued or any portion thereof, and no person has any royalty or other interest whatsoever in production from any part of the Johnson Application or the Coalhunter Application;

(l)

to the best of Coalhunter’s knowledge, other than the Current Litigation, there are no actions, suits or proceedings pending or to its knowledge, threatened, against or adversely affecting or which could adversely affect the Johnson Application or the Coalhunter Application before any federal, provincial, municipal or other governmental authority, court, department, commission, board, bureau, agency or instrumentality, domestic or foreign, whether or not insured;

(m)

to the best of Coalhunter’s knowledge, all work carried out on the area covered by the Johnson Application by Johnson, Coalhunter or anyone on his behalf and all work carried out on the area covered by the Coalhunter Application by Coalhunter or anyone on its behalf has been carried out in compliance with all applicable Laws, including Environmental Laws, and neither Coalhunter, nor to its knowledge Johnson or any other person, has received any notice of any breach of any such Law and Coalhunter has no knowledge of any environmental liabilities associated with the areas covered by the Johnson Application or the Coalhunter Application and there are no environmental audits, evaluations, assessments or studies relating to the areas covered by the Johnson Application or the Coalhunter Application;

(n)	no consent or approval, except as has been obtained, is required to permit the execution and delivery of this Agreement by Coalhunter or the performance of its obligations hereunder;

(o)

no representation or warranty made by Coalhunter in this Agreement or any statement, schedule, certificate or other document delivered by it pursuant to or in connection with this Agreement or in connection with any transaction contemplated hereby contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading;

(p)

to the best of Coalhunter’s knowledge, there is no proceeding initiated by or on behalf of any aboriginal group or to which any aboriginal group is legally a necessary party pending or, to the knowledge of Coalhunter, threatened by any aboriginal group with respect to the areas covered by the Johnson Application or the Coalhunter Application or with respect to any exploration activities carried out by Johnson or Coalhunter in such areas, and neither Johnson nor Coalhunter has engaged in any negotiations with any aboriginal group in respect of the areas covered by the Johnson Application or the Coalhunter Application or entered into any impact and benefits agreement with any aboriginal group in respect of the areas covered by the Johnson Application or the Coalhunter Application;

(q)

to the best of Coalhunter’s knowledge, Coalhunter has made full disclosure to Resources of all material facts of which Coalhunter has knowledge relating to the Johnson Application and the Coalhunter Application and all relevant information that Coalhunter possesses which relates to the Johnson Application or the Coalhunter Application which could have any effect upon Resources determining whether it shall enter into this Agreement and this Agreement does not contain any untrue statement by Coalhunter of a material fact of which Coalhunter has knowledge and Coalhunter has not omitted to state in this Agreement a material fact necessary in order to make the statements contained herein not misleading;

(r)

Coalhunter is current with all material filings required to be made in all jurisdictions in which Coalhunter exists or carries on any material business and Coalhunter is not in default of any filings required to be made under applicable securities Laws;

(s)

other than the Current Litigation, there are no material Legal Proceedings pending or, to the knowledge of Coalhunter, threatened against, or relating to Coalhunter or affecting the assets of Coalhunter and, to the best of Coalhunter’s knowledge, there is no reasonable basis for any such proceeding, and there are no judgments outstanding against Coalhunter or affecting Coalhunter’s assets;

(t)

upon their issuance, the Coalhunter Shares and the common shares underlying the Coalhunter Warrants shall be validly issued and outstanding as fully paid and non-assessable shares of Coalhunter and registered in the name of the Carbon Creek Partnership; and

(u)	upon their issuance, the Coalhunter Warrants shall be validly created, issued and outstanding, and registered in the name of the Carbon Creek Partnership.

3.2 Representations Survive

The representations and warranties contained in section 3.1 are provided for the exclusive benefit of the Carbon Creek Partnership and shall survive the execution of this Agreement, the consummation of the transactions contemplated in this Agreement and any termination of this Agreement, and the Carbon Creek Partnership shall be entitled to rely upon the same notwithstanding any independent investigations the Carbon Creek Partnership may make or could have made at any time, unless specifically waived by the Carbon Creek Partnership.

3.3 Waiver

The breach of any representation, warranty or covenant contained in this Agreement may be waived by the Carbon Creek Partnership, either in whole or in part, at any time without prejudice to the Carbon Creek Partnership’s rights in respect of any other or continuing breach of the same or any other representation, warranty or covenant. No waiver by the Carbon Creek Partnership of any breach of any representation, warranty or covenant shall be binding unless in writing. Any waiver shall be limited to the specific purpose for which it is given.

ARTICLE 4
ESTABLISHING THE CARBON CREEK JOINT VENTURE

4.1 Payments to the Carbon Creek Partnership

As partial consideration for the Carbon Creek Partnership to enter into the Carbon Creek Joint Venture, Coalhunter shall make the following payments to the Carbon Creek Partnership on or before the dates specified below:

(a)	one million dollars ($1,000,000) on the date of and concurrently with the execution of this Agreement;

(b)	two million five hundred thousand dollars ($2,500,000) on or before November 15, 2010; and

(c)	two million five hundred thousand dollars ($2,500,000) on or before November 15, 2011.

4.2 Issuance of Securities

As partial consideration for the Carbon Creek Partnership to enter into the Carbon Creek Joint Venture, Coalhunter shall issue to the Carbon Creek Partnership on the date of and concurrently with the execution of this Agreement:

(a)	two million (2,000,000) common shares in the capital of Coalhunter (the “Coalhunter Shares”) for deemed consideration not greater than thirty cents ($0.30) per Coalhunter Share; and

(b)

warrants entitling the Carbon Creek Partnership to acquire an additional two million (2,000,000) common shares of Coalhunter at forty cents ($0.40) per Coalhunter Share exercisable for a period of two (2) years from the later of the commencement of an initial public offering by Coalhunter or November 15, 2010 (the “Coalhunter Warrants”).

4.3 Voting Trust Agreement

The Carbon Creek Partnership shall on the date of and concurrently with the execution of this Agreement enter into the Voting Trust Agreement with Coalhunter.

4.4 Appointment of Director

Coalhunter shall upon the written request of the Carbon Creek Partnership at any time after the Closing Date appoint or cause to be appointed a nominee of the Carbon Creek Partnership as a director of Coalhunter. Any such nominee shall be qualified to act as a director of Coalhunter pursuant to section 124 of the Business Corporations Act (British Columbia). Should any director nominated by the Carbon Creek Partnership be unable or unwilling for any reason to continue to act as a director of Coalhunter, Coalhunter shall upon the written request of the Carbon Creek Partnership appoint or cause to be appointed a substitute director to replace the director so unable or unwilling to act as a director of Coalhunter.

4.5 Co-Owner Interests

Coalhunter shall have a seventy-five percent (75%) Interest in the Carbon Creek Joint Venture. The Carbon Creek Partnership shall have a twenty-five percent (25%) Interest in the Carbon Creek Joint Venture. The Interest of the Carbon Creek Partnership in the Carbon Creek Joint Venture shall be a carried interest (the “Carried Interest”) as more particularly described in section 4.6 and in Schedule “C” hereto.

4.6 Carbon Creek Partnership Carried Interest

Coalhunter shall bear all of the costs of carrying out all exploration, development and mining on the Premises and the marketing of Products for its own account and the Carbon Creek Partnership shall not be required to make any contribution towards any such costs. The Carbon Creek Partnership shall have the right in respect of its Carried Interest to receive twenty-five percent (25%) of the net proceeds of production from the Premises calculated as provided in Schedule “C” hereto.

4.7 Co-Owners’ Access and Right to Information

So long as a Co-Owner retains an Interest it shall have the right to all information and data, subject to the provisions of Article 17, resulting from any Work Plan carried out with respect to the Premises, provided that no Co-Owner or the Manager shall be required to disclose any proprietary information or any trade secrets. Each Co-Owner shall be entitled, at its own risk and cost and upon reasonable notice to the Manager, to reasonable access to the Premises accompanied by the Manager. When a Co-Owner ceases to have an Interest it shall no longer be entitled to access to the Premises and the remaining Co-Owners may keep for their sole benefit information, data, studies, samples and assays obtained in respect thereof

4.8 Use of Interest in Premises

Each Co-Owner shall make available exclusively for the purposes of the Common Operation its Interest, on the terms and conditions set forth herein.

4.9 Division of Production

Each Co-Owner shall have the right to take in kind and separately dispose of its Proportionate Share of all coal and coal by-products produced by the Common Operation from the Premises at their highest state of beneficiation on the Premises (the “Products”), and for that purpose shall take delivery of its share of the Products as the same are produced and placed in the storage facilities for its account. Any Co-Owner who intends to take delivery of its share of the Products shall give sixty (60) days advance notice of such intention to the Manager. Individual ownership of its share of said Products shall pass to each Co-Owner concurrently with the taking of delivery thereof in kind. If, after reasonable notice by the Manager, any Co-Owner (other than the Manager, if a Co-Owner) shall fail to make the arrangements necessary to take in kind or separately dispose of its share of said Products, the Manager may purchase for its own account or sell to others for such Co-Owner’s account such share at not less than the fair market price then prevailing for such Products. Any sales proceeds received by the Manager for the share of such Co-Owner shall, after deduction by the Manager of its reasonable fees and costs of sale, be distributed, and accounted for monthly, to such Co-Owner independently of the Common Operation accounting. Notwithstanding the foregoing, the Co-Owners may, upon mutual agreement at any time and from time to time, jointly sell or otherwise dispose of their respective shares of the Products and make such arrangements in connection therewith as they deem mutually advisable, without in any way causing them to be deemed to be in partnership. The proceeds from such joint sales shall be dealt with in accordance with section 8.2(g).

4.10 Johnson Licences

If and when any Johnson Licences are issued and transferred to Coalhunter, the Johnson Licences shall form part of the Premises and shall be held by Coalhunter in trust for the benefit of the Carbon Creek Joint Venture for so long as the Carbon Creek Joint Venture remains in effect.

4.11 Coalhunter Licences

If and when any Coalhunter Licences are issued and transferred to Coalhunter, the Coalhunter Licences shall form part of the Premises and shall be held by Coalhunter in trust for the benefit of the Carbon Creek Joint Venture for so long as the Carbon Creek Joint Venture remains in effect.

4.12 Carbon Creek Partnership Licenses

If and when any Resources Licences are issued and transferred to the Carbon Creek Partnership, the Resources Licences shall form part of the Premises and shall be held by the Carbon Creek Partnership in trust for the benefit of the Carbon Creek Joint Venture for so long as the Carbon Creek Joint Venture remains in effect.

4.13 Carbon Creek Coal Lease

If and when the Carbon Creek Coal Lease is granted to Coalhunter, the Carbon Creek Coal Lease shall form part of the Premises and the interest of Coalhunter therein shall be held by Coalhunter in trust for the benefit of the Carbon Creek Joint Venture for so long as the Carbon Creek Joint Venture remains in effect.

ARTICLE 5
RELATIONSHIP OF THE PARTIES

5.1 Several Obligations

The rights and obligations of each Co-Owner shall be in every case several and neither joint nor joint and several.

5.2 Co-Owners’ Relationship

Nothing contained herein shall be deemed to constitute any Co-Owner, in its capacity as such, the partner, agent or legal representative of any other Co-Owner, or to create any fiduciary relationship between them, for any purpose whatsoever.

5.3 Indemnification

To the extent that any liability to any third person, asserted upon the ground that action taken under this Agreement has resulted in or will result in loss or damage to such third person, is paid by the Carbon Creek Partnership, Coalhunter shall indemnify and hold the Carbon Creek Partnership harmless. The term “liability” as used in this section 5.3 shall mean any liability determined finally by any court of competent jurisdiction or any duly constituted judicial or administrative tribunal or a liability which has been admitted by Coalhunter.

5.4 Other Business Activities of Co-Owners

Except as may be otherwise expressly provided in this Agreement, nothing herein shall be deemed to restrict in any way the freedom of any Co-Owner, except with respect to its Interest in the Premises, to conduct as it sees fit any business or activity whatsoever, whether in competition with the Carbon Creek Joint Venture or otherwise, including the exploration for, or the development, mining, production or marketing of coal and coal by-products, without any accountability to the other Co-Owners. In particular, no Co-Owner which is the owner or operator of another coal property, beneficiation plant or other facility shall be obliged to beneficiate or otherwise handle any coal or coal by-products from the Premises or otherwise deal with the Carbon Creek Joint Venture. The Manager, in its capacity as owner or operator of another mining property, beneficiation plant or other facility, and any Affiliate of the Manager, may contract or enter into other arrangements with the Carbon Creek Joint Venture provided that at the time of formation of such contract or arrangement the terms thereof, including the allocation of revenues, costs, obligations and liabilities, are fair and reasonable, and that any charges do not exceed the fair market value therefor.

5.5 Operation with other Properties

Except as provided in section 5.6, if the Premises are brought into commercial production, the Premises shall not be operated as a single operation with other mining properties owned by third parties or in which the Manager or a Co-Owner has an interest.

5.6 Single Operation with Peace River Partnership Lands

If the Premises are brought into production, the Premises may be operated as a single operation with the Peace River Partnership Lands, in which event the parties agree that (notwithstanding separate ownership thereof) coal mined from the Premises may be blended at the time of mining or at any time thereafter with coal mined from the Peace River Partnership Lands, provided, however, that the respective mining properties shall bear and have allocated to them their proportionate part of costs incurred relating to the bringing of such single operation into commercial production and thereafter operating the same, and shall have allocated to each of them the proportionate part of the revenues earned relating to such single operation. In making any such allocation, effect shall be given to the tonnages and location of coal and other material mined and beneficiated and the characteristics of such coal, and to any special charges relating particularly to coal or coal by-products or the treatment thereof derived from, either such property. The Manager shall ensure that reasonable practices and procedures are adopted and employed for weighing, determining moisture content, sampling and assaying and determining recovery factors.

5.7 Commingling

Except as provided in section 5.6, coal produced from the Premises shall not be commingled with coal produced from any other property without the prior written consent of the Carbon Creek Partnership, which consent shall be in the sole discretion of the Carbon Creek Partnership, provided that:

(a)

Coalhunter shall have the right to blend coal from the Premises with coal extracted from other properties if the effect of such commingling is consistent with the intention of enhancing the value of the coal produced from the Premises; and

(b)

Coalhunter shall not wash, process or treat coal extracted from any property other than the Premises at any facility established under this Agreement without the prior written consent of the Carbon Creek Partnership, which consent shall be in the sole discretion of the Carbon Creek Partnership.

In the event of any such commingling under this section 5.7 of coal produced from the Premises with coal produced from any other property, the respective mining properties shall bear and have allocated to them their proportionate part of costs incurred relating to the treatment, shipping and marketing of such commingled coal, and shall have allocated to each of them the proportionate part of the revenues earned relating to such commingled coal. In making any such allocation, effect shall be given to the tonnages of coal and other material beneficiated and commingled and the characteristics of such coal, and to any special charges relating particularly to coal or coal by-products or the treatment thereof derived from, either such property. The Manager shall ensure that reasonable practices and procedures are adopted and employed for weighing, determining moisture content, sampling and assaying and determining recovery factors.

5.8 Acquisition of Additional Coal Interests (Area of Interest)

Subject to section 5.7:

(a)

if any Co-Owner (hereinafter called the “Acquiring Co-Owner”) shall, directly or indirectly, locate or otherwise acquire during the term of this Agreement any Coal Interest which lies wholly or partly within the Area of Interest, the Acquiring Co-Owner shall within thirty (30) days of such acquisition give notice of such acquisition or right to the same to the other Co-Owners together with copies of all related geological and other data in its possession;

(b)

upon receipt of such notice, the other Co-Owners (hereinafter called the “Invited Co-Owners”) shall have the right during the thirty (30) days next following the receipt of such notice and data, by written notice to the Acquiring Co-Owner, to elect to participate in such acquisition to the extent of its respective Interests. Failure to provide such notice to the Acquiring Co-Owner shall be deemed to constitute an election by the Invited Co-Owners not to participate in such acquisition.

(c)

if the Acquiring Co-Owner is the Carbon Creek Partnership, and the Invited Co-Owners elect to participate, the Invited Co-Owners shall, within sixty (60) days of such election or of the date of any later payment or expenditure made by the Carbon Creek Partnership, reimburse the Carbon Creek Partnership for all acquisition costs paid (or the cash equivalent thereof) with respect to such Coal Interest, including payments made to third parties or payments or expenditures made to acquire such Coal Interest, and upon such reimbursement being duly made such right or interest shall be deemed to form part of the Premises and an interest therein equivalent to the Interest of the Invited Co-Owner shall forthwith be conveyed to the Invited Co-Owner; and

(d)

if the Acquiring Co-Owner is not the Carbon Creek Partnership, and if the Carbon Creek Partnership elects to participate, such right or interest shall be deemed to form part of the Premises and a twenty-five percent (25%) carried interest therein shall forthwith be conveyed to the Carbon Creek Partnership to be held by the Carbon Creek Partnership as part of the Carried Interest.

5.9 Specific Coal Interests

For greater certainty, the following Coal Interests shall be deemed to form part of the Premises and section 5.8 shall not apply thereto:

(a)	the Johnson Licences, if and when issued or transferred to Coalhunter;

(b)	the Coalhunter Licences, if and when issued to Coalhunter;

(c)	the Carbon Creek Licences, if and when issued or transferred to the Carbon Creek Partnership;

(d)	the Crown Coal Leases, if and when issued to Coalhunter and the Carbon Creek Partnership, as applicable; and

(e)	the interest of Coalhunter in the Carbon Creek Coal Lease, if and when granted to Coalhunter by the Peace River Partnership.

5.10 Abandonment

If the Manager wishes to abandon or permit to lapse any of the Coal Tenures comprised in the Premises, it may do so provided that it gives notice of its intention in writing to the Co-Owners, and, if one or more of the Co-Owners shall so request in writing within fourteen (14) days of such notice, transfers such Coal Tenures to those Co-Owners as tenants in common in accordance with their respective Interests. All costs of such transfers shall be borne by such Co-Owners, including transfer taxes or other taxes payable in respect thereof. Any Coal Tenures so abandoned or transferred shall cease to be subject to this Agreement, except with respect to obligations or liabilities theretofore accrued.

5.11 Manager as Independent Contractor

In the conduct of the Common Operation, the Manager shall act strictly as an independent contractor and not as an agent of the Co-Owners or any of them except as specifically authorized in this Agreement.

ARTICLE 6
MANAGEMENT COMMITTEE

6.1 Establishment/Meetings

A Management Committee shall be established on or forthwith after the execution of this Agreement. All decisions required to be made by the Co-Owners with respect to the Common Operation shall be made by the Management Committee, which shall meet at least once each calendar year.

6.2 Composition

Coalhunter shall have the right to appoint three (3) members to the Management Committee and the Carbon Creek Partnership shall have the right to appoint one (1) member to the Management Committee. Coalhunter and the Carbon Creek Partnership also shall be entitled to designate alternate members to represent it at meetings of the Management Committee in the absence of any of the regular members appointed by such Co-Owner and to exercise the rights and powers of the member for whom it is acting as an alternate.

6.3 Appointment of Members and Alternates

Each Co-Owner shall notify the other Co-Owner in writing of the name of its members and alternate member on the Management Committee and may from time to time by like notice remove and replace any such members or alternate member.

6.4 Chairperson

The Management Committee shall have a chairperson who shall preside at meetings of the Management Committee. The chairperson shall be designated from time to time from among the Management Committee members by Coalhunter.

6.5 Voting

Each member of the Management Committee shall have one (1) vote. All matters coming before the Management Committee shall require for approval the affirmative vote of the members or alternates present at the meeting representing a simple majority of votes. In the event of a tied vote, the chairperson shall have a casting vote in addition to the vote the chairman is entitled to cast as the representative of a party.

6.6 Notice of Annual Meetings

The chairman shall give at least ten (10) days’ advance notice to the members of the date and time of the annual meetings to be held pursuant to section 6.1, unless waived by unanimous agreement of the members or Co-Owners designating them, which meetings shall be convened in or about the City of Vancouver, British Columbia on the date and at the time stated in such notice, or at such other location, date or time agreed upon by the members. This notice shall also include the proposed agenda of the meeting and adequate supporting data. Any member may, by notice to the other members at least five (5) days prior to the date of the meeting, make additions to the agenda.

6.7 Notice of Special Meetings

A Co-Owner may convene a meeting of the Management Committee at any time by ten (10) days’ advance notice to the other party and to the chairperson, unless waived by unanimous agreement of the members or Co-Owners designating them, which notice shall state the location in or about the City of Vancouver, British Columbia or some other location agreed upon by the members, and the date and time of the meeting. Such notice shall also include the proposed agenda of the meeting and adequate supporting data. A Co-Owner may, by notice to the other Co-Owner at least five (5) days prior to the date of the meeting, make additions to such agenda.

6.8 Quorum

A quorum for a meeting of the Management Committee shall be three (3) members and may include alternate members duly designated and acting pursuant to sections 6.2 and 6.3 in the absence of the primary members and representing both Coalhunter and the Carbon Creek Partnership. Members of the Management Committee may attend and participate in meetings by conference telephone call and in such case shall be included in the quorum. In the absence of a quorum, the meeting shall be adjourned for at least seven (7) days and if written notice of the adjourned meeting date is given to both members of the Management Committee at least three (3) Business Days in advance, the meeting shall be reconvened on the specified date at the specified location and time and at such adjourned meeting a quorum shall be those voting members who shall be present.

6.9 Minutes of Meetings

The chairperson of meetings of the Management Committee shall keep or cause to be kept minutes of all decisions reached at the meetings of the Management Committee and such other matters as the Management Committee shall decide and shall cause copies of these minutes to be sent to the Co-Owners as soon as practicable after each meeting to which the minutes refer.

6.10 Resolutions in Writing

Notwithstanding the preceding provisions, a resolution in writing signed by all members of the Management Committee or their alternate members at that time or signed by the Co-Owners shall be as valid and effectual as if it were a resolution of a duly convened and constituted meeting of the Management Committee and any such resolution may be in one or more signed counterparts.

6.11 Miscellaneous

(a)	Management Committee decisions made in accordance with this Agreement shall be binding upon both the parties to this Agreement.

(b)	Each Co-Owner shall bear the expenses incurred by its member and alternate member in attending meetings of the Management Committee.

(c)

Meetings of the Management Committee may be held by telephone conference in lieu of meetings held in person, and all actions taken or authorized at any such telephone conference meeting shall be effective provided such actions are confirmed in writing to the Co-Owners by the secretary of the meeting.

(d)	The Management Committee may, by agreement of the members of both the Co-Owners, establish such other rules of procedure, not inconsistent with this Agreement, as the Management Committee deems fit.

ARTICLE 7
FEASIBILITY STUDY

7.1 Preparation of Feasibility Study

At the request of the Management Committee, the Manager shall prepare or have prepared and submit a Feasibility Study, the purpose of which shall be to establish whether a coal deposit on the Premises is of sufficient size and grade to justify development of a mine and such other related facilities as may be desirable, including, without limitation, a beneficiation plant for processing coal.

7.2 Request for Feasibility Study

Any Co-Owner may request the Management Committee to instruct the Manager to prepare or have prepared a Feasibility Study when, in the reasonable good faith opinion of such Co-Owner, sufficient coal resources have been found to justify preparation of a Feasibility Study, and if the Management Committee fails or refuses to direct the Manager to prepare such study, such Co-Owner may at its own expense, prepare and submit such study along with its recommendations to the Management Committee.

7.3 Approval of Feasibility Study

The Management Committee shall have ninety (90) days after receipt of any Feasibility Study and the recommendations of the Co-Owner commissioning or conducting such Feasibility Study to meet and consider, and to approve or reject the Feasibility Study and its recommendations. If the Management Committee approves or makes substantial use of a Feasibility Study prepared by the Non-Manager in its decision to proceed to place the Premises into commercial production, it shall reimburse the Non-Manager for the reasonable costs of preparing the same. If the Management Committee rejects a Feasibility Study, it may in its discretion direct the Manager to perform or have performed such additional work as the Management Committee deems necessary to revise the Feasibility Study. In such event, the Manager shall promptly perform such additional work, revise the Feasibility Study accordingly and submit it to the Management Committee for approval or rejection.

7.4 Notice of Production Decision

If a Feasibility Study is approved pursuant to section 7.3, the Management Committee shall forthwith cause a notice of a Production Decision to be given to each of the Co-Owners stating that the Management Committee intends to establish and bring a mine into Production in accordance with the Feasibility Study so approved.

ARTICLE 8
MANAGER

8.1 Engagement of Manager

Coalhunter is hereby engaged by the Co-Owners as the Manager and hereby agrees to such engagement in accordance with this Agreement, provided that if Coalhunter should elect to withdraw as Manager or if Coalhunter shall at any time be in default of its obligations under this Agreement, the Carbon Creek Partnership shall have the right to appoint a third party to act as the Manager as provided in section 8.7. If Coalhunter elects to withdraw as Manager, it shall do so by notice in writing to the other Co-Owners and the appointment of a successor Manager shall be effective on the first day of January of the year next following the date of such notice. In the event Coalhunter is removed as Manager, the successor Manager’s appointment shall be effective as of the first day of the month following such removal.

8.2 Authority and Duties

Subject at all times to the direction and control of the Management Committee, the Manager shall conduct the Common Operation and do all things necessary or appropriate for the proper conduct thereof in accordance with the Work Plans and in compliance with all applicable Laws and in a sound and miner-like manner in accordance with sound mining and engineering practices and with due regard to sound and acceptable environmental practices including without limitation the following:

(a)

Work Plans - Prepare and propose for the approval of and, if desired, for modification by the Management Committee such Work Plans as will lead to the orderly and diligent Exploration and Development of the Premises and Production therefrom including without limitation, any Work Plans requested by the Management Committee, and deliver Work Plans to the Co-Owners after approval and adoption by the Management Committee.

(b)

Maintenance of Premises in Good Standing - Perform or cause to be performed, all of the obligations of the Co-Owners, the performance of which is required in order to maintain in good standing all mines, Coal Tenures, surface and equipment leases and rights, conditional sales contracts, and similar agreements and property rights constituting a part of the Premises and shall maintain the Premises free of any liens which might otherwise arise as a result of carrying on the Common Operation except inchoate liens, liens for payments not then due and liens being contested in good faith;

(c)	Acquisition of Premises - Acquire on behalf of the Co-Owners real and personal property and interests therein;

(d)

Tangible Personal Property - Sell, assign or transfer, at the fair market value thereof, any item or group of related items of tangible personal property included in the Premises which, in the opinion of the Manager, is no longer useful in the Common Operation;

(e)

Consultants - Procure from experts and consultants such special engineering, design, legal and other professional services authorized or directed by the Management Committee in connection with the conduct of the Common Operation;

(f)

Insurance - Procure and maintain such insurance coverage as the Manager may reasonably deem to be desirable to protect itself, in its capacity as Manager, and the Co-Owners against liability to third parties and such other insurance coverage as the Management Committee may require or approve. The Manager and each Co-Owner shall and do hereby waive any right of action against the others with respect to all claims arising out of this Agreement which are covered by insurance which permits such waiver. The Manager shall ensure that each policy of insurance contains an appropriate waiver of subrogation to protect each Co-Owner against any claim by the insurer or the other Co-Owner, and notwithstanding the foregoing, procure and maintain the following minimum insurance coverage:

(i)	registration as an employer with the appropriate Workers’ Compensation Board and payment of all sums which may be required thereunder;

(ii)

Comprehensive General Liability insurance which shall include personal injury and property damage coverage of not less than ten million dollars ($10,000,000) each of which shall contain a cross-liability section;

(iii)	Owned and Non-owned Automobile Liability coverage of not less than five million dollars ($5,000,000);

(g)

Joint Sales - With respect to any joint sale or other joint disposition of Products agreed to pursuant to section 4.9, procure and negotiate on behalf of the Co-Owners such contracts as are required and, subject to section 4.9, deposit the proceeds from such sales to the Working Fund;

(h)

Common Account - Keep the Common Account and maintain, to the extent and in such detail and at such places as the Management Committee may determine, such books and records pertaining to the Common Operation and to the costs and expenses thereof and the performance of the Manager hereunder, and to the receipt and disposition of proceeds from any joint sales agreed to pursuant to section 4.9, as will properly reflect, in accordance with generally accepted accounting principles in Canada, to the extent applicable and not in conflict with the provisions hereof, all transactions of the Manager in relation to the Common Operation and the performance of its duties hereunder and all costs paid by it in the performance thereof, all of which books and records shall be made available to each of the Co-Owners and the Management Committee, upon reasonable notice and at all reasonable times, for inspection, audit and reproduction. As soon as possible after the close of each fiscal year of the Manager, all the books and accounts of the Manager relating to the Common Operation for such fiscal year of the Manager shall be audited by the Auditor and copies of the report of the Auditor shall be sent promptly to each Co-Owner. Any claim of a Co-Owner against the Manager, and vice versa, relating to any transactions during the period covered by such audit shall be made within two years after such audit;

(i)	Reports - Communicate to the Co-Owners all information pertinent and material to the Common Operation and the performance of the Manager’s duties as herein provided, including the furnishing of:

(i)

prior to the commencement of Development, (A) access to drill core and once prepared and reviewed by the Manager, assay and other exploration results in respect of the Premises; and (B) on or before the last day of each calendar quarter, a summary in writing of the nature of the work conducted in the previous calendar quarter and of the results and information obtained therefrom which have been compiled by or are in the possession of the Manager or its agents, Affiliates or contractors, including without limitation, details of costs incurred and conclusions and technical information such as current maps, assay results and calculations of tonnages of ore and waste rock;

(ii)

after commencement of Development, a written report to each Co-Owner on or before the last day of each calendar month, of the operations of the Manager under this Agreement during the preceding calendar month, including a statement of the coal and coal by-products, if any, produced from the Premises during said preceding calendar month and the coal and coal by-products, if any, in storage on the last day of the preceding month; and

(iii)	such other reports of the Common Operation as may be reasonably requested by the Management Committee or any of the Co-Owners, including timely notice of significant events;

(j)

Distribution of Premises on Termination - Upon the termination of this Agreement, provide for the salvage, liquidation and distribution of the Premises to the Co-Owners in their respective Proportionate Shares thereof, after deduction of amounts sufficient to fund the cost of ultimate reclamation, pollution controls and shut-down of the Premises. As a part of such distribution, each Co-Owner shall be entitled to all information acquired in the conduct of the Common Operation, including copies of maps, data and reports which can be reproduced and which have not theretofore been furnished to such Co-Owners;

(k)	Exploration - Conduct Exploration on or related to the Premises, as approved by the Management Committee;

(l)	Use of Assets - Unless the unanimous consent of the Management Committee has been obtained, use all assets acquired at the cost of the Common Operation only in respect of the Common Operation;

(m)

Litigation - Prosecute claims or, where a defence is available, defend litigation arising out of work carried out on the Coal Tenures, provided that a Co-Owner may join in the prosecution or defence at its own expense; and

(n)

GST/HST Election - With respect to the Goods and Services Tax (the “GST”) and the Harmonized Sales Tax (the “HST”), account for all GST and HST in respect of any supplies made to or by the Joint Venture. The Co-Owners shall be registrants and will each execute and provide to the Manager any joint venture elections required to be made, confirming that the Manager shall account for all GST and HST in respect of any supplies made to or by the Joint Venture and the Manager shall file such elections with the Canada Revenue Agency along with the Manager’s returns as and when required and shall pay GST and HST, as the case may be, on all taxable purchases and claim the corresponding input tax credits on behalf of the Joint Venture.

8.3 Working Fund

Upon the initial payment of any Operating Cost or Capital Cost hereunder, and thereafter, the Manager shall account separately for all such payments and establish and maintain at all times a cash fund (the “Working Fund”) from which the Operating Costs and Capital Costs may be paid by the Manager directly or from which the Manager may be reimbursed for reimbursable Operating Costs and Capital Costs theretofore expended by it and from which it may draw its costs as calculated pursuant to section 8.5.

8.4 Expenditures Without Approval

Expenditures not in excess of fifteen percent (15%) of the estimated Capital Costs and Operating Costs of any Approved Work Plan may, if necessary or unavoidable, be incurred by the Manager. The Manager shall promptly notify the parties of such excess expenditures as soon as the incurrence thereof appears reasonably foreseeable or has taken place. In case of emergency, the Manager may make any expenditures as in its opinion are necessary to safeguard life and property, the environment and health, but the Manager shall, as promptly as possible, report the emergency and the amount expended or proposed to be expended by it to the Co-Owners.

8.5 Manager’s Recovery of Costs

For the due performance of the services to be performed by the Manager under this Agreement, the Manager shall be entitled to charge an amount for general overhead and administrative costs and management fees equal to:

(a)	from the date hereof and until a Feasibility Study upon which a Production Decision is based has been delivered hereunder, the aggregate of five percent (5%) of amounts expended as Work Costs;

(b)	thereafter until the commencement of commercial production, one percent (1%) of any amounts expended as Work Costs; and

(c)	thereafter, one and one-half percent (1.5%) of any amounts expended as Work Costs.

“Work Costs” means all expenditures and costs incurred by the Manager relating directly to the Joint Venture Property, including all expenditures and costs incurred: (a) in doing geophysical, geochemical, land, airborne, environmental and geological examinations, assessments, assays, audits and surveys; (b) in linecutting, mapping, trenching and staking; (c) in searching for, digging, trucking, sampling, working, developing, mining and extracting coal; (d) in conducting diamond and other drilling; (e) in obtaining, providing, installing and erecting mining, treatment plant, ancillary facilities, buildings, machinery, tools, appliances and equipment; (f) in constructing access roads and other facilities on or for the benefit of the Joint Venture Property or any part thereof; (g) in transporting personnel, supplies, mining, milling and other treatment plant, ancillary facilities, buildings, machinery, tools, appliances and equipment in, to or from the Joint Venture Property or any part thereof; (h) in paying reasonable wages and salaries (including “fringe benefits”, but excluding home office costs) of personnel directly engaged in performing work on or with respect to the Joint Venture Property; (i) in paying assessments and contributions under applicable employment legislation relating to workers’ compensation and unemployment insurance and other applicable legislation relating to such personnel; (j) in supplying food, lodging and other reasonable needs for such personnel; (k) in obtaining and maintaining insurance; (1) in obtaining legal, accounting, consulting and other contract and professional services or facilities relating to work performed or to be performed on the Joint Venture Property; (m) in paying any taxes, fees, charges, payments and rentals (including payments made in lieu of assessment work) or otherwise incurred to keep the Joint Venture Property or any part thereof in good standing; (n) in paying goods and services tax and social services tax and all other taxes charged on expenditures made or incurred by the Manager relating to the Joint Venture Property; (o) in acquiring access and surface rights to the Joint Venture Property; (p) in carrying out any negotiations and preparing, settling and executing any agreements and other documents relating to environmental or indigenous peoples’ claims, requirements or matters; (q) in obtaining all necessary or appropriate approvals, permits, consents and permissions relating to the carrying out of work, including environmental permits, approvals and consents; (r) in carrying out reclamation and remediation; (s) in improving, protecting and perfecting title to the Joint Venture Property or any part thereof; (t) in carrying out mineral, soil, water, air and other testing; (u) in preparing engineering, geological, financing, marketing and environmental studies and reports and test work related thereto; and (v) in preparing one or more feasibility studies including any work and reports preliminary or supplementary thereto, but excluding all general overhead and administrative costs and excluding the Manager’s management fees payable as provided above.

Costs charged to the Manager by Affiliates of the Manager for services rendered by such Affiliates shall not exceed the fair market value of the services rendered. The certificate of an officer of the Manager setting forth in reasonable detail the amounts expended in performing work hereunder shall be prima facie evidence of the amounts expended.

8.6 Alternate Work Plan

The Manager shall present the first Work Plan following the formation of the Joint Venture and, on or before April 1st of each year, advise the Carbon Creek Partnership whether or not it will present a Work Plan for that year. In the event the Manager elects not to present a Work Plan (and failure to notify the Carbon Creek Partnership by April 1st shall be deemed an election not to present such Work Plan), the Carbon Creek Partnership may, at any time prior to April 30th of that year, present a Work Plan to the Management Committee and upon acceptance or modification by the Management Committee, the accepted or modified Work Plan shall be implemented by the Manager as soon as practicable.

8.7	Removal of Manager

(a)

In the event of any default by the Manager in its performance as Manager, a Co-Owner shall have the right to give to the Manager written notice setting forth in detail the default and the Manager shall act diligently to remedy the same.

(b)

Notwithstanding any other provisions herein contained, a Co-Owner who is not the Manager shall have the right to replace the Manager by written notice to the Manager upon the occurrence of any of the following events:

(i)

if the Co-Owner has given notice of default under section 8.7(a) and the Manager fails to cure such default, or to commence bona fide and reasonable curative measures to cure such default within thirty (30) days after receiving notice of the default, or commences such curative measures but does not continue such curative measures until the default is cured;

(ii)

if an attachment is made on the Premises which is not discharged or bonded within sixty (60) days, or proceedings are not commenced by the Manager within the sixty (60) day period to contest or settle the claim for which the attachment was made provided however that this shall not apply to the filing of builders liens and other similar liens which may remain uncontested until legal proceedings are commenced;

(iii)

if the Manager admits in writing its inability to pay its debts as they become due, makes an assignment for the benefit of creditors, consents to the appointment of a receiver for all or a substantial part of its property, files a petition in bankruptcy or for a reorganization or an arrangement under the Bankruptcy and Insolvency Act (Canada) or otherwise seeks the relief therein provided, or is otherwise adjudicated a bankrupt or insolvent; or

(iv)

if a court order is entered with respect to the Manager without its consent (a) appointing a receiver or trustee for all or a substantial part of its property, (b) approving a petition in bankruptcy or for a reorganization pursuant to the Bankruptcy and Insolvency Act (Canada), or (c) for any other judicial modification or alteration of the rights of creditors, which order is not vacated, set aside or stayed within ninety (90) days from the date of its entry.

(c)

If the Carbon Creek Partnership gives notice to Coalhunter pursuant to section 8.7(b), the Carbon Creek Partnership shall have the right to appoint a third party to act as the new Manager on terms and conditions that are consistent with the terms and conditions of this Agreement provided that the compensation for the new Manager’s services shall be based on reasonable commercial rates and shall not be limited to the amounts payable under section 8.5.

(d)	Any third party appointed by a Co-Owner to act as Manager shall have the technical expertise and resources required to perform its obligations as Manager.

(e)

The new Manager shall assume all of the rights, duties, liabilities and status of the Manager provided for in this Agreement. The new Manager shall have no obligation to hire any of the employees of the former Manager resulting from the change of Manager.

(f)

Upon ceasing to be Manager: (i) the former Manager shall remain responsible for any liabilities incurred in its capacity as Manager to the date of ceasing to be Manager; and (ii) the former Manager shall forthwith deliver to its successor custody of the Premises.

(g)	If the Manager resigns and no other party consents to act as Manager, the Joint Venture shall terminate and the provisions of Article 16 shall apply mutatis mutandis.

ARTICLE 9
TECHNICAL REPORTS

9.1 Technical Reports

Where any Co-Owner or any Affiliate (in this section 9.1, collectively the “Discloser”) is required by Canadian National Instrument 43-101 Standards of Disclosure for Mineral Projects as amended from time to time (“NI 43-101”) to file a Technical Report (as defined in NI 43-101) with respect to the Licences:

(a)	the Manager shall prepare and provide the Technical Report and designate the Qualified Person to prepare or supervise the preparation of such Technical Report, all at the expense of the Discloser;

(b)	the Discloser shall use such Technical Report only for the purpose of compliance with NI 43-101 and for no other purpose; and

(c)

where the Manager obtains information subsequent to the filing of the Technical Report which renders the Technical Report inaccurate, the Manager shall at the Discloser’s request disseminate such information in a manner which satisfies the Discloser’s obligations under applicable securities Laws, and if the Manager fails to do so the Discloser shall have the right (but not the obligation) to do so on the Manager’s behalf.

ARTICLE 10
ENCUMBRANCE AND TRANSFER OF THE INTEREST OF A CO-OWNER

10.1 Encumbrance of the Interest of a Co-Owner; Prohibition Against Creation of Royalties

Any Co-Owner may at any time mortgage, hypothecate, charge or otherwise encumber the whole or an undivided part of its Interest, but only upon the condition that the holders of such Encumbrance shall have first entered into an agreement with the other Co-Owners binding upon such holders and the assignees of such Encumbrance to the effect that:

(a)	such Encumbrance will be subordinate to any encumbrance in relation to any project financing arranged by such Co-Owner of its Interest;

(b)	notwithstanding any provisions of such Encumbrance or of the applicable Law, such holders or assignees will not:

(i) enter into possession of the Encumbered interest, or

(ii)

institute any proceedings to obtain possession of the Encumbered interest or otherwise for the foreclosure of such Encumbrance, but with respect to proceedings for foreclosure, will limit their remedies against the Encumbered interest to the sale thereof, either private or judicial, in conformity with the provisions of section 10.2; and

(c)

before taking any step leading toward the sale of the Encumbered interest, such holders or assignees will offer the same to the other Co-Owners in the manner provided in and subject to all of the provisions of section 10.2 hereof.

Notwithstanding anything contained herein neither party may create a royalty interest in any of the Coal Licence Applications, Coal Licences or Crown Coal Leases, except as provided for herein without the other party’s consent which may be arbitrarily withheld.

10.2 Transfer of Interest

No sale, assignment, transfer or other disposition of the whole or any part of a Co-Owner’s Interest may be made by contract, gift, operation of Law or otherwise except upon the following conditions:

(a)

Qualifications of Transferee - Any transferee hereunder must be qualified under all applicable Laws to own any interest in the Premises which may be acquired by a party hereto and must have obtained all requisite government approvals and provided that such transfer does not result in any loss of rights with respect to the Premises;

(b)

Transfer to Wholly Owned Subsidiary, Holding Company or Sister Company – A Co-Owner may at any time, subject to delivery of the agreement referred to in section 10.2(e), transfer the whole or any undivided part of its Interest to:

(i)	a body corporate all the issued and outstanding shares in the capital of which are owned directly or indirectly by the Co-Owner; or

(ii)	a body corporate which owns directly or indirectly all of the issued and outstanding shares in the capital of the Co-Owner; or

(iii)	a body corporate all the issued and outstanding shares in the capital of which are owned directly or indirectly by a body corporate referred to in subsection 10.2(b)(ii);

provided that prior to such body corporate thereafter ceasing to have the relationship with the Co-Owner which is described in subsection 10.2(b)(i), 10.2(b)(ii) or 10.2(b)(iii) as the case may be, such Interest must be either:

(iv)	transferred back to the transferring Co-Owner; or

(v)	transferred to another body corporate having the relationship with the Co-Owner described in subsection 10.2(b)(i), 10.2(b)(ii) or 10.2(b)(iii); or

(vi)	offered for sale to the other Co-Owner in accordance with this section 10.2;

(c)	Right of First Refusal

(i)

Except as provided in sections 10.2(b) and 10.2(c)(iii), a Co-Owner who desires to sell, assign, transfer or dispose of the whole or any part of its Interest to a proposed transferee, and from whom it has received a bona fide offer which it is prepared to accept, shall first offer such Interest for one hundred twenty (120) days, to the other Co-Owner, at the same price (such price, if not in cash, to be expressed in its cash equivalent and subject to arbitration as provided in section 10.2(c)(iii)) and on the same terms as are contained in the bona fide offer from the proposed transferee, and shall specify the proposed transferee. The Co-Owner shall also provide the other Co-Owner with a copy of the bona fide written offer that it has received from the proposed transferee. Within such period the offeree Co-Owner shall give written notice of acceptance or rejection of the said offer. Failure to deliver a notice of acceptance or rejection within any specified time period herein shall be deemed a rejection of the offer. If the offeree Co-Owner does not wish to acquire all of the Interest offered, the transferring Co-Owner may, during the period of one hundred twenty (120) days next following the expiry of all the time periods required hereunder, subject to delivery of the agreement referred to in section 10.2(e), may sell, assign, transfer or otherwise dispose of to the Purchaser the Interest (or the remaining portion thereof) at the same or at a higher price but otherwise on substantially the same terms and conditions as the original offer received from the Purchaser under this paragraph, as may have been amended by arbitration under section 10.2(c)(iii). If any change of substance is made in such terms, the Interest shall first again be offered in accordance with the foregoing provisions to the other Co-Owner, upon the changed terms, before a transfer may be made;

(ii)

A Co-Owner at any time, if it has no commitments from any proposed transferee and intends to seek out such a proposed transferee, shall offer to sell to the other Co-Owner, its Interest at a price in cash or upon such other terms and conditions expressed in their cash equivalent (subject to arbitration as provided in section 10.2(c)(iii)). The offeror Co-Owner shall submit with the offer a list of not greater than four bona fide proposed transferees. Upon receipt by the other Co-Owner of the offer to sell, the offeree Co-Owner shall within the period of sixty (60) days next following the receipt of the offer to sell, deliver to the offeror a written notice of acceptance or rejection of the said offer. An offeree Co-Owner may, if it intends to reject the offer, specify which of the proposed transferees are unacceptable to it acting reasonably. Failure to deliver a notice of acceptance or rejection within any specified time period herein shall be deemed a rejection of the offer. If the said offer is not accepted so that all of the Interest offered is acquired by the offeree Co-Owner then the offeror may, during the period of one hundred and twenty (120) days next following the expiry of all the time periods required hereunder, subject to delivery of the agreement referred to in section 10.2(e), complete a sale of its Interest (or the remaining portion thereof) only to one of those parties referred to in the list accompanying its offer (which was not subsequently specified by an offeree Co-Owner as being unacceptable), at a price and upon terms no more favourable to the purchaser thereof than were contained in the offer to the offeree Co-Owners, as may have been amended by arbitration under section 10.2(c)(iii);

(iii)

If the offer received by the offeree Co-Owner from the offeror Co-Owner under subparagraph (i) or (ii) of this section 10.2(c) provides for any consideration payable to the offeror Co-Owner otherwise than in cash, the offer shall include the offeror Co-Owner’s good faith estimate of the cash equivalent of the non-cash consideration. If the offeree Co-Owner disagrees with such good faith estimate the offeree Co-Owner shall so notify the offeror Co-Owner within the sixty (60) day period following receipt of the offer and the cash equivalent of any non-cash consideration shall be determined by arbitration by a single arbitrator pursuant to the Commercial Arbitration Act of British Columbia and the said sixty (60) day period shall be suspended and the offer shall remain open during the arbitration. Following the arbitration, the provisions of sections 10.2(c)(i) or (ii), as the case may be, shall continue to apply but the terms of the offer shall be deemed amended to conform to the cash equivalent determined by the arbitrator;

(d)

Right to be Manager - Except in the case of the transfer by Coalhunter to a company having the relationship to Coalhunter described in section 10.2(b)(i), 10.2(b)(ii) or 10.2(b)(iii), no transfer of any Interest or portion thereof, whether to a subsidiary or otherwise, by a Co-Owner that is Manager shall, of itself, entitle the transferee to be Manager;

(e)

Rights and Liabilities - Any sale, assignment, transfer or other disposition by a Co-Owner of its Interest or portion thereof pursuant to the provisions of this section 10.2 shall carry the rights, and shall delegate and make the Interest subject to, all the liabilities and obligations of such Co-Owner under this Agreement. Each transferee of such Interest shall, by written agreement with and for the benefit of the other Co-Owners, in form satisfactory to such other Co-Owners, assume and agree to pay and perform such liabilities and obligations. Such assumption shall not serve to release or discharge the transferring Co-Owner from any of the said liabilities or obligations theretofore accrued with respect to the Interest or portion thereof being transferred, but shall release and discharge the transferring Co-Owner from all of the said liabilities and obligations thereafter accruing with respect to the Interest or portion thereof being transferred. Each transferee and assignee shall appoint a single agent to represent it for all purposes under this Agreement; and

(f)

Amalgamation or Merger - The provisions of this section 10.2 apply to an amalgamation, corporate merger or other statutory arrangement unless a transfer to each corporate entity involved in the amalgamation, corporate merger or other statutory arrangement would be exempt under section 10.2(b).

10.3 Improper Transfer is Void

Any sale, assignment, transfer or other disposition of the whole or any part of a party’s Interest or any interest therein or of any rights, benefits or interests hereunder which violates the terms of this Agreement shall be void.

ARTICLE 11
WITHDRAWAL

11.1 Election to Withdraw

If any Co-Owner wishes to withdraw from the Common Operation (other than as provided in section 10.2), it shall give the other Co-Owner one hundred and eighty (180) days’ notice of its wish to do so and shall offer to convey its Interest to the other Co-Owner for one dollar ($1.00). If the other Co-Owner does not purchase such Interest within the said period and assume the offeror’s liabilities as hereinafter provided, this Agreement shall be deemed terminated and the Manager shall cease operation of the Common Operation and shut down the Premises in accordance with section 8.2(j) hereof, upon the expiry of the said one hundred and eighty (180) day period, or such other period to which the Co-Owner may agree. Any transfer of an Interest to be made by the withdrawing Co-Owner shall be without warranty of title other than the covenant of the withdrawing Co-Owner that previous to the time of execution of such transfer it has not transferred its Interest, or any part thereof or interest therein, except as required or permitted by this Agreement, to any other person and that its Interest at the time of the execution of such transfer is free from any Encumbrance done, made or suffered by it or any person claiming under it. Upon the making of such transfer, the withdrawing Co-Owner shall have no further Interest or rights with reference to the Common Operation and the ownership as tenant in common of the Premises and shall be released, indemnified and held harmless by the remaining Co-Owner from all liabilities of the Common Operation thereafter accruing, but shall remain liable:

(a)	for the performance of its obligations under this Agreement theretofore accrued;

(b)

in the case of Coalhunter, for the performance of all obligations, including all costs and expenses pursuant to any Work Plan previously approved by the Management Committee but incurred after the effective date of such withdrawal, but not in excess of the most recent cost estimates thereof; and

(c)

in the case of Coalhunter, for, and to post appropriate security sufficient for, the cost of ultimate reclamation, remediation, pollution controls and shut-down of the Premises pursuant to its obligations referred to in Article 18. If the Co-Owners are unable to agree on the amount of security, the same shall be determined by a single arbitrator pursuant to the Commercial Arbitration Act (British Columbia).

11.2 Rights and Obligations of Withdrawing Co-Owner

A withdrawing Co-Owner under sections 10.2 and 11.1 shall be entitled to all information acquired in the conduct of the Common Operation prior to such withdrawal and pursuant to any Work Plan of which the withdrawing Co-Owner has duly paid its Proportionate Share of costs and expenses, including copies of maps, data and reports which can be reproduced and which have not theretofore been furnished to such withdrawing Co-Owner, but such withdrawing Co-Owner shall for a period for two (2) years from the date of such withdrawal or the completion of the aforementioned Work Plan, whichever is the later, hold in strict confidence all information acquired by it in the conduct of the Common Operation. For purposes of this section 11.2, the Carbon Creek Partnership shall be deemed to have paid its Proportionate Share of costs and expenses.

ARTICLE 12
DEFAULT OF CO-OWNER

12.1 Event of Default

In the event of the occurrence with respect to any Co-Owner of any one or more of the following:

(a)

upon any default by a Co-Owner in the payment of any indebtedness or the performance of any obligation under this Agreement, and the failure of such party to cure any such default in the payment of any monies required hereby within thirty (30) days after receipt of written notice thereof from the Management Committee, or another Co-Owner, or the Manager, or the failure to cure any such default in the performance of any other obligation within sixty (60) days after receipt of written notice thereof from the Management Committee, or another Co-Owner or the Manager; or

(b)

if the whole or any material part of the Interest of the Co-Owner shall be the subject of a levy or attachment and such levy and attachment shall not have been discharged within sixty (60) days thereafter; or

(c)

if a decree or order by a court of competent jurisdiction shall have been entered adjudging the Co-Owner a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization of or arrangement by the Co-Owner under the Bankruptcy and Insolvency Act (Canada) or any other similar applicable Law, and such decree or order shall have continued undischarged and unstayed for a period of sixty (60) days; or a decree or order of a court of competent jurisdiction for the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of the Co-Owner or any of its property, or for the compulsory winding-up of its affairs, shall have been entered, and such decree or order shall have remained in force undischarged or unstayed for a period of sixty (60) days; or

(d)

if the Co-Owner shall institute proceedings to be adjudicated a voluntary bankrupt, or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent seeking reorganization or an arrangement under the Bankruptcy and Insolvency Act or any other similar applicable Law, or shall consent to the appointment of a receiver or trustee or assignee in bankruptcy or insolvency of it or of its property, or shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or corporate action shall be taken by the defaulting Co-Owner in furtherance of any of the aforesaid purposes;

then:

(e)

if such event occurs before the Management Committee makes a Production Decision, the defaulting Co-Owner shall be deemed to have assigned and conveyed its Interest to the other Co-Owner, and shall be paid fair market value for such Interest, such value to be determined by an independent appraiser appointed by the non-defaulting Co-Owner and acceptable to the non-defaulting Co-Owner, such acceptance not to be unreasonably withheld. With respect to such Co-Owner, this Agreement shall thereby be terminated subject to any then outstanding liabilities; or

(f)

if such event occurs after the Management Committee has made a Production Decision, the other Co-Owner, without prejudice to any other remedy it may have, shall have the right to purchase the Interest of the defaulting Co-Owner, upon the following terms and conditions:

(i)

any non-defaulting Co-Owner wishing to exercise the said right of purchase may do so at any time during the continuance of such default by giving concurrent written notice of its election to do so to the defaulting Co-Owner and to the Manager, if a default of the Manager is involved;

(ii)

the completion of the purchase of the said defaulting Interest shall take place at the time and place, and the defaulting Co-Owner shall perform such acts and execute such documents, as the purchasing Co-Owner may reasonably specify or provide. The purchase price of the aforesaid Interest to the purchasing Co-Owner shall be the fair market value thereof to be determined, within seventy-five (75) days of receipt by the defaulting Co-Owner of the notice provided for in section 12.1(f)(i), by an independent appraiser appointed by the purchasing Co-Owner and acceptable to the non-defaulting Co-Owner, such acceptance not to be unreasonably withheld; and

(iii)

any purchase made as aforesaid shall be a perpetual bar both at law and in equity to any claim by the defaulting Co-Owner and its successors and assigns against the other Co-Owner, its successors and assigns.

12.2 Additional Remedies

In the event of the occurrence with respect to any Co-Owner of any one or more of the events referred to in section 12.1, each non-defaulting Co-Owner, without prejudice to any other remedy it may have, shall have the right to do any one or more of the following:

(a)

pursue any remedy available at law or in equity, it being acknowledged by each of the Co-Owners that specific performance, injunctive relief (mandatory or otherwise) or other equitable relief may be the only adequate remedy for a default;

(b)

take all actions in its own name or in the name of the defaulting Co-Owner as may reasonably be required to cure the default, in which event all payments, costs and expenses incurred therefor shall be payable by the defaulting Co-Owner to the non-defaulting Co-Owner on demand; and

(c)

be entitled to a lien for the payment of any indebtedness arising out of such remedies aforesaid or to secure the due performance of any obligations arising hereunder from the defaulting Co-Owner to the non-defaulting Co-Owner.

ARTICLE 13
ACCESS TO PREMISES AND INFORMATION

13.1 Inspection

Each Co-Owner, its employees and agents shall have the right, at the cost and risk of such Co-Owner and upon reasonable notice to the Manager, to enter into and upon the Premises with a duly authorized representative of the Manager at all reasonable times for the purpose of inspecting the same and the work performed hereunder. Subject to section 13.4, each Co-Owner, its employees and agents shall have the right at all reasonable times to inspect all drilling data, samples, cores, logs and other data pertaining to the Premises, and upon reasonable request from a Co-Owner, the Manager shall furnish to such Co-Owner copies of all logs, assay reports, maps or other documents connected with the Common Operation and reasonable samples of material for testing purposes. Each Co-Owner, its employees and agents shall also have the right at all reasonable times in connection with any such inspection to consult with employees of the Manager and, in collaboration with such employees, any contractors retained by the Manager. The inspection and access rights herein are granted on the conditions that the Co-Owners comply with the Manager’s rules and not obstruct or interfere with the Manager’s work.

13.2 Carbon Creek Coal Information

The Carbon Creek Partnership shall make available or cause to be made available to Coalhunter and its Representatives all technical information and data in the possession of any of the P. Burns Entities relating to historical operations within the Carbon Creek Basin.

13.3 Reports

The Manager shall communicate to the Co-Owners all information pertinent to the operation of the Carbon Creek Joint Venture, including the furnishing of access to all exploration results. The Manager shall also provide monthly reports on or before the last day of each calendar month on operations during the preceding calendar month, and comprehensive annual reports on the results of the work conducted and results and information obtained therefrom, including details of all costs incurred and conclusions and technical information such as current maps and calculations of coal mined. The Manager shall provide such other reports as may be reasonably requested by the Co-Owners.

13.4 Proprietary Information

Notwithstanding any other provision of this Agreement, the Manager shall not be required to disclose to a Non-Manager any of the Manager’s confidential processes, trade secrets or proprietary information.

ARTICLE 14
PARTITION

14.1 Waiver of Right of Partition

Each Co-Owner waives the benefit of all provisions of Law, as now in effect or as enacted in the future, relating to actions of partition of real and personal property, and agrees that it will not resort to any action at law or in equity to partition the real or personal property subject to this Agreement.

ARTICLE 15
FORCE MAJEURE

15.1 Force Majeure

No party shall be liable to any other party hereto and no party shall be deemed in default hereunder for any failure to perform or delay in performing any of its covenants and agreements caused by or arising out of any act beyond the reasonable control of such party, excluding lack of funds but including, without limitation, lack of rights or permission by First Nations or indigenous peoples groups to enter upon the Premises to conduct exploration, development and mining operations thereon, war or war conditions, actual or potential, earthquake, fire, storm, flood, explosion, strike, labour trouble, accident, riot, unavoidable casualty, act of restraint, present or future, of any lawful authority, act of God, protests, or demonstrations by environmental lobbyists, First Nations or indigenous peoples’ groups, acts of the public enemy, delays in transportation, breakdown of machinery, inability to obtain necessary materials in the open market or unavailability of equipment. No right of a party shall be affected for failure or delay of a party to meet any condition of this Agreement, if the failure or delay is caused by one of the events referred to above. All times provided for in this Agreement shall be extended for the period commensurate with the period of the delay and, so far as possible, the party affected shall take all reasonable steps to remedy the cause of the delay attributable to the events referred to above; provided, however, that nothing contained in this section shall require any party to settle any labour dispute, protest or demonstration, or to question or test the validity or constitutionality of any Law or claim of right by First Nations or indigenous peoples’ groups. The party affected shall give notice to the other party of the commencement and termination of each period of force majeure.

ARTICLE 16
TERMINATION

16.1 Term

This Agreement shall become effective on the date hereof and, unless sooner terminated as provided herein, shall continue in effect so long as any two of the original parties hereto or any of their respective successors in interest or wholly owned subsidiaries continue to own any Interest or have any liabilities or obligations hereunder, contingent or otherwise.

16.2 Effect of Termination

The termination of this Agreement shall not relieve any Co-Owner from its liabilities and obligations hereunder theretofore accrued.

ARTICLE 17
NON-DISCLOSURE

17.1 Non-Disclosure

All Confidential Information concerning this Agreement or any matters arising from this Agreement shall be treated as confidential by the Co-Owners and shall not be disclosed by a Co-Owner to any other person (other than a wholly owned subsidiary, or a Controlling Shareholder of a Co-Owner who has agreed in writing not to disclose such information to any other person except as permitted hereby) without the previous written consent of the other Co-Owners, except to the extent that such disclosure may be necessary for observance of legal or stock exchange listing requirements or for the accomplishment of the purposes of this Agreement; provided that no such disclosure shall be made to such other person until the other person shall have given a written undertaking not to disclose any such information. A copy of all information disclosed by a Co-Owner hereto (whether or not requiring permission pursuant hereto) shall be given forthwith to the other Co-Owners.

17.2 Confidential Information

As used herein, “Confidential Information” means all information regarding the assets, liabilities, contracts, documents, operations, employee matters, customer matters, supplier matters and business matters of Coalhunter, any of the P. Burns Entities and their respective Affiliates, as the case may be, including all information regarding the Lands and including in each case any such information provided to the other party or to the other’s Representatives together with all analyses, compilations, studies, notes or other documents, whether prepared by Coalhunter, any of the P. Burns Entities, their respective Representatives or by others, which contain or otherwise reflect such information. The term Confidential Information shall not include such information which:

(a)

is or becomes generally available to the public other than as a result of a disclosure by the party bound by a confidentiality obligation hereunder with respect to such information or by any of its Representatives;

(b)

is or becomes available to such party on a non-confidential basis from a source (other than the other party) which, to such party’s knowledge, is not prohibited from disclosing such information or other information to such party or its Representatives; or

(c)	is required to be disclosed by a party under applicable Laws.

17.3 Publicity

Notwithstanding section 17.1, each Co-Owner shall provide the other with a copy of any news release proposed to be published by such Co-Owner prior to publication of the same for the other Co-Owner’s consent, which shall not be unreasonably withheld or delayed in view of any timely disclosure obligations which may be applicable. Each Co-Owner shall use all reasonable efforts to respond to any request for consent by the other Co-Owner within two (2) Business Days. For the avoidance of doubt, nothing in this section 17.3 shall prevent a Co-Owner from complying with its obligations under applicable securities Laws or the rules or policies of any stock exchange on which such party’s securities are listed.

17.4 P. Burns Privacy

Coalhunter acknowledges that the P. Burns Entities are all private entities, and that none of them are or will be subject to the same level of scrutiny as publicly traded entities and that all of them wish to maintain privacy with respect to their business affairs. Coalhunter shall make all reasonable efforts to prevent any unnecessary disclosure of any of their names or financial or ownership interests.

ARTICLE 18
RECLAMATION FUND

18.1 Reclamation Fund

Upon the commencement of commercial production from the Premises, the Manager shall establish a fund (the “Reclamation Fund”) to be maintained as a separate, escrow account, for the purpose of paying all costs of environmental, reclamation, remediation, pollution control, decommissioning, shut-down and other similar costs and liabilities (collectively the “Reclamation Costs”) that may arise from time to time as a result of the operation of a mine on the Premises. At the time the Reclamation Fund is established, the Manager, in good faith, shall estimate the amount of money required to pay the Reclamation Costs throughout the life of the mine and, based upon the estimated life of the mine, the amount of money (the “Reclamation Assessment”) that will be required to be contributed by Coalhunter on an annual basis, or from time to time in the case of special or unexpected Reclamation Costs, in order to establish and maintain the Reclamation Fund. Coalhunter shall pay the Reclamation Assessment into a segregated account with a chartered bank within thirty (30) days from the time of such assessment. The Manager shall in its reasonable discretion accept security in lieu of such payment being made in cash. Coalhunter shall not be entitled to a refund of any Reclamation Assessments (or security in lieu thereof) upon ceasing to be a Co-Owner under this Agreement.

18.2 Annual Review

At least once each year throughout the term of this Agreement, the Manager shall review the estimates of the amount of Reclamation Costs that will then be necessary, based upon the information then available, and may adjust the size of the Reclamation Fund and the Reclamation Assessment accordingly. If the Manager determines, acting reasonably, that there are excess moneys in the Reclamation Fund, it shall disburse such excess to Coalhunter.

18.3 Submissions by Co-Owners

The Manager shall, prior to the time it establishes the Reclamation Fund and prior to each annual review thereof, give notice to the Co-Owners that it is considering or reconsidering the matter of the Reclamation Fund and invite the Co-Owners to submit any information or ideas they may have relating to the same. The Manager shall consider any such information or ideas that are submitted to it within thirty (30) days of its notice aforesaid, although any decisions to be made by the Manager with respect to the subject matter hereof are solely within its own powers.

ARTICLE 19
INDEMNITIES

19.1 Indemnification by Partnership

The Carbon Creek Partnership shall indemnify and save harmless Coalhunter and its Representatives (collectively the “Coalhunter Indemnified Parties”) from and against any and all Losses of every kind whatsoever, whether direct or indirect, which at any time or from time to time are directly or indirectly incurred or suffered by any of the Coalhunter Indemnified Parties in connection with, as a result of or arising out of:

(a)	any misrepresentation or untrue warranty of the Carbon Creek Partnership;

(b)	any breach of this Agreement by the Carbon Creek Partnership;

(c)

the performance of any obligations imposed by any Environmental Laws, the taking of steps by or on behalf of any of the Coalhunter Indemnified Parties to protect against or in connection with Environmental Harm, or any liability of any of the Coalhunter Indemnified Parties for any Environmental Harm, insofar as such performance, taking of steps or liability may directly or indirectly relate to conditions existing on the Premises prior to the date of this Agreement, provided that the indemnity contained in this section 19.1(c) shall not apply to the extent, if any, that such Losses are the consequence of the activities, acts or omissions after the date of this Agreement of Coalhunter or any of its Representatives;

(d)

with the exception of any Losses caused by the gross negligence or wilful misconduct of Coalhunter, any injury (including injury causing death) of any Representative of the Carbon Creek Partnership while on the Premises; or

(e)	any damages to the property of Coalhunter on the Premises caused by any Representative of the Carbon Creek Partnership.

For greater certainty, no termination of this Agreement shall disentitle any of the Coalhunter Indemnified Parties from obtaining indemnification from the Carbon Creek Partnership pursuant to this section.

19.2 Indemnification by Coalhunter

Coalhunter shall indemnify and save harmless the Carbon Creek Partnership and its Representatives (collectively the “Carbon Creek Partnership Indemnified Parties”) from and against any and all Losses of every kind whatsoever, whether direct or indirect, which at any time or from time to time are directly or indirectly incurred or suffered by any of the Carbon Creek Partnership Indemnified Parties in connection with, as a result of or arising out of:

(a)	any misrepresentation or untrue warranty of Coalhunter;

(b)	any breach of this Agreement by Coalhunter;

(c)

the performance of any obligations imposed by any Environmental Laws, the taking of steps by or on behalf of any of the Carbon Creek Partnership Indemnified Parties to protect against or in connection with Environmental Harm, or any liability of any of the Carbon Creek Partnership Indemnified Parties for any Environmental Harm, insofar as such performance, taking of steps or liability may directly or indirectly arise as a consequence of the activities, acts or omissions during the term of this Agreement of Coalhunter or any of its Representatives;

(d)

with the exception of any Losses caused by the gross negligence or wilful misconduct of the Carbon Creek Partnership, any injury (including injury causing death) of any Representatives of Coalhunter while on the Lands; or

(e)	any damages to the property of the Carbon Creek Partnership on the Lands caused by any Representatives of Coalhunter.

For greater certainty, no termination of this Agreement shall disentitle any of the Carbon Creek Partnership Indemnified Parties from obtaining indemnification from Coalhunter pursuant to this section.

ARTICLE 20
NOTICES

20.1 Notices

Any notice, commitment, election, consent or other communication required or permitted to be given hereunder by any party to any other party, in any capacity, (hereinafter called a “Notice”) shall be in writing and shall be deemed to have been well and sufficiently given if mailed by prepaid registered mail return receipt requested, telefaxed or delivered, to the address of such other party hereinafter set forth:

If to the Carbon Creek Partnership:

Carbon Creek Partnership
Suite 620
5920 Macleod Trail SW
Calgary, Alberta
T2H OK2
Attention: Larry Horan
Fax: 403-259-2633

If to Coalhunter:

Coalhunter Mining Corporation Suite 507
475 Howe Street
Vancouver, B.C.
V6C 2B32
Attention: Michael Hunter
Fax: 604-687-7848

or to such substitute address as such party may from time to time direct in writing, and any such Notice shall be deemed to have been received, if mailed, on the date noted on the return receipt, if telefaxed, on the first Business Day after the date of transmission, and if delivered, upon the day of delivery or if such day is not a Business Day, then on the first Business Day thereafter.

ARTICLE 21
GENERAL

21.1 Further Assurances

Each party shall promptly do and provide all acts and things and shall promptly execute and deliver such deeds, bills of sale, assignments, endorsements and instruments and evidences of transfer and other documents and shall give such further assurances as shall be necessary or appropriate in connection with the performance of this Agreement. The parties agree to co-operate fully in applying for all necessary governmental approvals and permits. Each party shall give to the Manager from time to time such powers of attorney and other evidences of authority as shall be necessary to enable the Manager to perform its duties hereunder.

21.2 Amendments

No alteration, amendment, modification or interpretation of any provision of this Agreement shall be binding unless in writing and executed by each of the parties hereto.

21.3 Business Days

In the event that any date on or by which any payment is required to be made or any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such payment shall be required to be made or such action shall be required to be taken on the next succeeding day which is a Business Day.

21.4 Assignments by Co-Owners

Neither this Agreement nor any interest herein nor any claim arising hereunder may be sold, leased, transferred, assigned or otherwise dealt with by a Co-Owner except in conjunction with the sale, assignment or transfer by such Co-Owner of all or part of its Interest as provided in Article 10, Article 11 or Article 12 hereof.

21.5 Schedules

All Schedules attached to this Agreement are deemed to form part of this Agreement.

21.6 Map

The map attached as Schedule “B” hereto provides an approximation of the areas covered by the Johnson Applications, the Resources Applications and the Peace River Partnership Lands. The Carbon Creek Partnership makes no representation or warranty as to the accuracy or completeness of the said map.

21.7 Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same instrument.

21.8 Governing Law

This Agreement shall be governed by, and interpreted and construed in accordance with, the Laws of the Province of British Columbia and the federal Laws of Canada applicable therein, which shall be deemed to be the proper law thereof. Subject to sections 10.2 and 11.1, each party irrevocably submits to the non-exclusive jurisdiction of the courts of British Columbia with respect to any matter arising under this Agreement or relating hereto.

21.9 Time of Essence

Time shall be of the essence of this Agreement.

21.10 Entire Agreement

This Agreement contains the entire understanding between the parties hereto dealing with the subject matter hereof and supersedes all negotiations, correspondence, letters of intent, letters of agreement, and prior agreements or understandings relating thereto including the Carbon Creek Joint Venture Letter Agreement.

21.11 Severability/Illegality

If one or more provisions of this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable Law, the validity, legality or enforceability of the remaining terms or provisions hereof shall not be affected or impaired by reason thereof.

21.12 Remedies Cumulative

The rights and remedies of the parties set out herein are in addition to and not in derogation of any other rights or remedies such party may have at law or in equity.

21.13 Enurement

This Agreement shall enure to and be binding upon the parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement to have effect as of the day and year first above written.

SIGNED, SEALED and DELIVERED on	)
behalf of the CARBON CREEK	)
PARTNERSHIP by:	)
)
)
)
/s/ Larry Horan	)
Authorized Signatory	)

Date Executed: June 15, 2010)
)

SIGNED, SEALED and DELIVERED on	)
behalf of the COALHUNTER MINING	)
CORPORATION by:	)
)
)
)
/s/ Michael Hunter	)
Authorized Signatory	)

Date Executed: June 15, 2010)
)

This is Page 47 of the Joint Venture Agreement between the Carbon Creek Partnership and Coalhunter Mining Corporation made as of the 15th day of June, 2010.

This is Schedule “A” to the Carbon Creek Joint Venture Agreement between the
CARBON CREEK PARTNERSHIP and
COALHUNTER MINING CORPORATION
made as of the 15th day of June, 2010

THE PROPERTY

The mining property consists of the coal applications in the Liard Mining Division of the Peace River Land District in the Province of British Columbia described as follows:

A.	Johnson Application

	1.	Coal Licence Application 414151

B.	Resources Applications

	1.	Coal Licence Application 416891

	2.	Coal Licence Application 416892

	3.	Coal Licence Application 416893

	4.	Coal Licence Application 416894

	5.	Coal Licence Application 416895

	6.	Coal Licence Application 416896

	7.	Coal Licence Application 416897

	8.	Coal Licence Application 416898

	9.	Coal Licence Application 416899

	10.	Coal Licence Application 416890

C.	Coalhunter Application

	1.	Coal Licence Application 417753

This is Schedule “B” to the Carbon Creek Joint Venture Agreement between the
CARBON CREEK PARTNERSHIP and
COALHUNTER MINING CORPORATION
made as of the 15th day of June, 2010

MAP

This is Schedule “C” to the Carbon Creek Joint Venture Agreement between the
CARBON CREEK PARTNERSHIP and
COALHUNTER MINING CORPORATION
made as of the 15th day of June, 2010

CALCULATION OF NET PROCEEDS

1.

For the purposes of this Schedule “C”, unless otherwise defined in this Schedule “C”, all capitalized terms shall have the meanings assigned to them in the agreement to which this Schedule “C” is attached (the “Agreement”).

2.	For the purposes hereof, the term “Net Proceeds” shall mean, subject to paragraphs 3, 4, 5, 6 and 7 below, the sum of the following revenues:

	(a)	revenue earned by Coalhunter from the sale of all coal and coal by-products produced from the Premises;

	(b)	other revenue of Coalhunter which is a direct result of the recovery of or a reduction of costs described in this paragraph 2 below, including:

(i)

proceeds received from the sale, lease, rental or disposal of plant, buildings, machinery, equipment and lands which were or may be acquired pursuant to the Agreement and insurance proceeds from the loss, damage or destruction thereof; and

(ii) refunds of reclamation bonds, deposits and taxes, to the extent previously deducted in calculating Net Proceeds;

and any business interruption insurance proceeds but excluding interest on working capital;

less successively without duplication the following expenses:

	(c)	all payments made by Coalhunter to Johnson to acquire the Coalhunter Licences, up to a maximum of five million four hundred thousand dollars ($5,400,000);

	(d)	all direct costs incurred by Coalhunter:

(i)

to acquire and maintain Coal Licences and Crown Coal Leases within the Area of Interest which are by the terms of the Agreement or by agreement between the Parties included in the Premises, including all amounts payable by way of royalties in respect thereto; and

(ii)

for the acquisition, exploration and development of the Premises including the Work Costs incurred under the Agreement, whether such costs are treated as capital or expense for accounting purposes, but excluding (A) all costs incurred by Coalhunter for legal, accounting and other professional services relating to the preparation and execution of the Carbon Creek Joint Venture Letter Agreement and this Agreement and in respect of the closing of the transactions contemplated in the Carbon Creek Joint Venture Letter Agreement; (B) all payments made by Coalhunter pursuant to section 4.1 of the Agreement; (C) the cost of the Coalhunter Shares and the Coalhunter Warrants to be issued pursuant to section 4.2 of the Agreement; and (D) for greater certainty, all payments made by Coalhunter pursuant to the Coal Lease Option Agreement and the Carbon Creek Coal Lease;

(e)

all direct costs incurred by Coalhunter to acquire, construct, erect or develop capital assets required solely for the operation of the Premises whether or not such assets are located on the Premises and including roads, employee housing, townsite development and all equipment, facilities and amenities for the use and welfare of employees. No amount shall be included for depletion, depreciation, or amortization of capitalized costs;

(f)

all direct costs of development, production, operation, repair and maintenance, remediation, reclamation, marketing, employee compensation and related costs and benefits, materials, management, supervision and administration incurred by Coalhunter in connection with or related to the operation of the Premises and with coal mined from the Premises or coal by-products derived therefrom and including:

	(i)	all mining and treatment costs with respect to the coal and by-products derived therefrom and all insurance and transportation costs to the purchaser thereof;

(ii)

all taxes, assessments, fees, duties and other levies of any kind payable to any federal, provincial, territorial, state and municipal government or governmental body charged, levied or imposed upon the Premises, or payable on or in respect of or measured by the products of the Premises, including all governmental royalties relating to such mining, and mining duties or mining or resource taxes or capital taxes. However, no income taxes levied under federal or provincial income tax legislation shall be included;

(iii)

all insurance, legal, audit and accounting costs, and other direct costs to obtain and maintain permits, licences and other regulatory approvals, reasonably incurred by or on behalf of Coalhunter in connection with operations and assets relating to the Premises;

(iv)

the amount payable to reimburse Coalhunter for all of its general overhead and administrative costs and management fees connected with the operation of the Premises or with coal mined from the Premises, such amount to be calculated as provided in section 8.5 of the Agreement;

(v)

all costs for licences, permits and reclamation, including reclamation deposits and funding required by government, in connection with or related to the operation of the Premises and with coal mined from the Premises. Any amount included in paragraph 2(b) above in respect of revenue earned as a result of costs described in this subparagraph (v) shall be deemed a cost incurred for the purpose of this subparagraph (v) unless the amount in paragraph 2(b) represents a government-approved reduction or return of the amount on deposit or a reduction of the funding requirements for reclamation;

(g)

once the Premises has been placed into Commercial Production, all subsequent reasonable costs of obtaining financing, costs of financing and costs of providing security incurred by Coalhunter in connection with the funding of the costs described in all subparagraphs of this paragraph 2 of this Schedule, including an amount equal to interest on the monies utilized by Coalhunter out of its own available cash resources for the payment of such costs at the best rate available to Coalhunter for Canadian currency financing of such costs through a chartered bank or banks in Canada. Any amount equal to interest on monies so utilized by Coalhunter shall accrue from the date on which the monies were spent;

(h)	all amounts provided for bad debts and for doubtful accounts where the necessity for such provision is agreed to by Coalhunter’s external auditors; and

(i)

for all years after the calendar year in respect of which the first payment of Net Proceeds is made in accordance with this Schedule, or which would otherwise be payable but for an amount offset against the amount due, 100% of negative Net Proceeds of the prior calendar year, if any;

provided that with respect to both the items which make up revenue and those that make up the deductions, there shall be no duplication of items relating to the same transaction.

3.

No percentage of Net Proceeds shall be paid hereunder until, subject to the provisos of paragraph 2 and paragraphs 4, 5, 6 and 7 below, the cumulative total, since the effective date of the Agreement, of revenue described in subparagraphs (a) and (b) of paragraph 2 of this Schedule exceeds the cumulative total of costs described in subparagraphs (c) to (i) inclusive thereof. In the calendar year during which Net Proceeds are generated for the first payment of a percentage of Net Proceeds in accordance with this paragraph or which would otherwise be payable but for an amount offset against the amount due, only those revenues and costs, described in the aforesaid subparagraphs (a) to (i) inclusive, relating to that calendar year and arising after the said cumulative total of revenue exceeds the said cumulative total of costs, shall be included in the calculation of Net Proceeds.

4.

Coalhunter may not engage in price protection (hedging) or speculative transactions such as futures contracts and commodity options covering all or any part of production from the Premises without the prior written consent of the Carbon Creek Partnership, which consent will be in the sole discretion of the Carbon Creek Partnership. For greater certainty, a contract to supply coal to a purchaser for a term not exceeding one (1) year under which Production from the Premises is delivered to the purchaser shall not contravene this paragraph 4.

5.

If the Premises are brought into Commercial Production, the Premises shall not be operated as a single operation with other mining properties owned by third parties or in which Coalhunter has an interest, provided that with the prior written approval of Coalhunter, the Carbon Creek Partnership and the Peace River Partnership, the Premises may be operated as a single operation with the Peace River Partnership Lands. Coal produced from the Premises shall not be commingled with coal produced from any other property, other than coal produced from the Peace River Partnership Lands, without the prior written consent of the Carbon Creek Partnership, which consent shall be in the sole discretion of the Carbon Creek Partnership. For greater certainty:

(a)

Coalhunter may blend coal from the Premises with coal extracted from other properties if the effect of such commingling is consistent with the intention of enhancing the value of the coal mined from the Premises; and

(b)

Coalhunter shall not wash, process or treat coal extracted from any property other than the Premises at any facility established under the Agreement without the prior written consent of the Carbon Creek Partnership, which consent shall be in the sole discretion of the Carbon Creek Partnership.

6.	(a)

Where revenue otherwise to be included under this Schedule is earned by Coalhunter in a transaction with a party with whom it is not dealing at arm’s length, the revenue to be included shall be based on the fair market value under the circumstances and at the time of the transaction.

(b)

Where a cost otherwise deductible under this Schedule is incurred by Coalhunter in a transaction with a party with whom it is not dealing at arm’s length, the cost to be deducted shall be the fair market cost under the circumstances and at the time of the transaction.

7.	(a)

If Coalhunter sells, assigns or transfers all or part of Coalhunter’s interest in the Carbon Creek Joint Venture and the Premises (the “Interest”), having first offered such Interest to the Carbon Creek Partnership pursuant to section 10.2 of the Agreement, Coalhunter may, by giving notice to the Carbon Creek Partnership, elect to have the purchaser, assignee or transferee of all or such part of the Interest assume the contractual obligation to pay all or the appropriate pro rata portion of the percentage of Net Proceeds payable to the Carbon Creek Partnership pursuant to the Agreement, provided that the purchaser, assignee or transferee provides the written agreement assuming such contractual obligation to the Carbon Creek Partnership referred to in subparagraph 7(b) below effective upon such sale, assignment or transfer. If Coalhunter gives the Carbon Creek Partnership such notice of election as aforesaid (i) the Carbon Creek Partnership shall perform such acts as shall be required to implement the sale, transfer or assignment when requested by Coalhunter, and (ii) no amount for the related sale, transfer or assignment price for all or such part of the Interest shall be included as revenue, nor shall any related cost of the transaction incurred by Coalhunter be treated as a deduction, for the purposes of paragraph 2 above. In this event, the purchaser, assignee or transferee shall succeed to the position of Coalhunter from whom it is receiving all or part of the Interest, as the case may be, and shall be deemed to have earned all or its pro rata portion of the revenues earned by Coalhunter and to have incurred all costs incurred by Coalhunter or deemed to have been incurred by Coalhunter under paragraph 2. The purchaser, assignee or transferee shall not be entitled to deduct the acquisition price paid as a cost incurred under paragraph 2.

(b)

No sale, assignment or transfer by Coalhunter of all or any part of the Interest may be completed pursuant to this paragraph 7 unless and until the purchaser, assignee or transferee of all or part of the Interest delivers a written agreement with and for the benefit of the Carbon Creek Partnership, in a form satisfactory to the Carbon Creek Partnership, to assume and agree to pay and perform all or a pro rata portion of the liabilities and obligations of Coalhunter under the Agreement relating to the Carbon Creek Partnership’s Carried Interest, as the case may be. Such assumption shall not serve to release or discharge Coalhunter from any liabilities or obligations theretofore accrued with respect to the payment of Net Proceeds to the Carbon Creek Partnership, but shall release and discharge Coalhunter from the obligation to pay the Net Proceeds payable to the Carbon Creek Partnership in respect of the portion of Coalhunter’s Interest so transferred accruing thereafter.

8.

The estimated portion of the Net Proceeds due hereunder shall be paid in four quarterly instalments with a final adjustment to be made when the final amount of Net Proceeds is determined for the calendar year in question. Final determination of Net Proceeds shall be completed for any particular calendar year on or before May 1 in the next calendar year and any adjustment required by such final determination shall be made to the following quarterly instalments.

9.

The Carbon Creek Partnership shall be provided annually on or before May 1 of each year with a copy of the calculation of Net Proceeds for the preceding year, accompanied by a review engagement report given by the external auditors of Coalhunter in the form set out in Appendix C-1 to this Schedule “C”. However, if after the commencement of commercial production (i) revenue earned in any year is less than $100,000 adjusted for the effect of inflation since the effective date of the Agreement and (ii) in the opinion of Coalhunter no positive Net Proceeds arose in that same year, then Coalhunter is relieved of any obligation to provide the review engagement report described in this paragraph 9.

10.

The Carbon Creek Partnership may, on or before July 1 of any year and the twenty-four months thereafter, give written notice to Coalhunter requiring an audit. Coalhunter shall then arrange for an audit to be carried out and a copy of the auditor’s report shall be provided to Coalhunter and the Carbon Creek Partnership promptly upon completion of the audit. The auditor’s report shall be in the form set out in Appendix C-2 to this Schedule “C” and shall be subject to such qualifications the auditor wishes to make, if any, and shall cover a period no longer than three years ending on December 31 of the year immediately preceding the year of the notice.

11.

Coalhunter shall retain all books and records relating to the Premises for the current year and for the six (6) calendar years prior to the current year. Books and records no longer required to be retained under this paragraph may at the option of the Carbon Creek Partnership be delivered to the Carbon Creek Partnership or destroyed.

Appendix C-1 to Schedule “C”, Net Proceeds

Review Engagement Report

To:	Coalhunter Mining Corporation (“Coalhunter”)

And To:	Carbon Creek Partnership (the “Partnership”)

At the request of the Partnership, we have reviewed the calculation of Net Proceeds (as defined in Schedule “C” to the Carbon Creek Joint Venture Agreement dated as of the 15th day of June, 2010 between the Partnership and Coalhunter). Our review was made in accordance with generally accepted standards for review engagements and accordingly consisted primarily of enquiry, analytical procedures and discussion related to information supplied to us by the Partnership.

A review does not constitute an audit and consequently we do not express an opinion on the calculation of Net Proceeds.

Based on our review, nothing has come to our attention that causes us to believe that this calculation of Net Proceeds is not, in all material respects, in accordance with the provisions of the Schedule to the Agreement referred to above.

Chartered Accountants

Appendix C-2 to Schedule “C”, Net Proceeds

Auditors’ Report
On Schedule of Net Proceeds

To:	Coalhunter Mining Corporation (“Coalhunter”)

And To:	Carbon Creek Partnership (the “Partnership”)

We have audited the calculation of Net Proceeds (as defined in Schedule “C” to the Carbon Creek Joint Venture Agreement dated as of June 15, 2010 between the Partnership and Coalhunter). This financial information is the responsibility of the management of the Partnership. Our responsibility is to express an opinion on this financial information based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial information is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial information. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial information.

In our opinion, this calculation presents fairly, in all material respects, the Net Proceeds of the Partnership for the year ended December 31, 20•, in accordance with the provisions of this Schedule to the Agreement referred to above.

Chartered Accountants

This is Schedule “D” to the Carbon Creek Joint Venture Agreement between the
CARBON CREEK PARTNERSHIP and
COALHUNTER MINING CORPORATION
made as of the 15th day of June, 2010

VOTING TRUST AGREEMENT

THIS AGREEMENT is made as of the 15th day of June, 2010 (the “Effective Date”)

BETWEEN:

CARBON CREEK PARTNERSHIP, a partnership existing under the laws of Alberta between P. Burns Carbon Creek Coal Corporation and P. Burns Partners Limited, having an office at 5920 Macleod Trail SW, Calgary, Alberta, T2H OK2

(the “Carbon Creek Partnership”)

AND:

COALHUNTER MINING CORPORATION, a corporation existing under the laws of British Columbia, having its registered office at Suite 1500 — 1055 West Georgia Street, Vancouver, B.C., V6E 4N7

(“Coalhunter”)

WHEREAS:

A.

the Carbon Creek Partnership and Coalhunter have agreed to enter into a joint venture agreement dated as of June 15, 2010 (the “Carbon Creek Joint Venture Agreement”) for the formation of a joint venture between the Carbon Creek Partnership and Coalhunter (the “Carbon Creek Joint Venture”);

B.

as partial consideration for the Carbon Creek Partnership to enter into the Carbon Creek Joint Venture, Coalhunter has agreed to issue to the Carbon Creek Partnership two million (2,000,000) common shares in the capital of Coalhunter (the “Coalhunter Shares”) and a warrant entitling the Carbon Creek Partnership to acquire an additional two million (2,000,000) common shares of Coalhunter at forty cents ($0.40) per share exercisable for a period of two (2) years from the later of the commencement of an initial public offering by Coalhunter or November 15, 2010 (the “Coalhunter Warrants”); and

C.

the Carbon Creek Partnership has agreed to enter into this voting trust agreement (the “Voting Trust”) to vote the Coalhunter Shares and any further common shares of Coalhunter issued upon exercise of any of the Coalhunter Warrants (“Additional Shares”, and collectively with the Coalhunter Shares and Coalhunter Warrants, the “Coalhunter Securities”) in accordance with the provisions set out in this Voting Trust.

D-2

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.

Term of Voting Trust. This Voting Trust shall be effective as of the Effective Date and shall terminate on June 15, 2025 or the date that Michael Hunter ceases to be the chief executive officer of Coalhunter, whichever is earlier (the “Termination Date”).

2.

Agreement to Vote the Coalhunter Securities. Until the Termination Date, the Carbon Creek Partnership shall, at the request of Coalhunter from time to time, vote those Coalhunter Securities which are voting securities in favour of the proposals of Coalhunter’s management on all ordinary resolutions of the shareholders proposed to be passed at general meetings of Coalhunter’s shareholders.

3.

No Inconsistent Agreements. Prior to the Termination Date, the Carbon Creek Partnership shall not enter into any agreement or understanding with any person to vote or otherwise give instructions in any manner inconsistent with section 2 hereof.

4.

Irrevocable Proxy. Subject to the terms hereof relating to the Termination Date, at the request of Coalhunter from time to time, the Carbon Creek Partnership shall deliver to Coalhunter an irrevocable proxy addressing the matters in section 2 hereof covering those Coalhunter Securities which are voting securities.

5.

Concerning the Coalhunter Securities. In the event of the subdivision, consolidation, change, exercise, classification or reclassification at any time any of the Coalhunter Securities into a greater or lesser number of common shares or other securities of Coalhunter, or in the event of the conversion of any of the Coalhunter Securities into other securities or upon the amalgamation, merger, arrangement, or other corporate combination of Coalhunter with any other corporation or corporations, or the division of Coalhunter into two or more entities, any voting securities received by the Carbon Creek Partnership in respect of the Coalhunter Securities resulting from such subdivision, consolidation, change, exercise, classification, reclassification, conversion, amalgamation, merger, arrangement or other corporate combination, or division shall be subject to this Voting Trust.

6.	Additional Documents. The parties shall execute and deliver any additional documents reasonably necessary or desirable to carry out the purpose and intent of this Voting Trust.

7.	General.

(a) Effective Date. Notwithstanding the date of execution and delivery of this Voting Trust, this Voting Trust shall be effective only from and after the Effective Date.

(b)

Severability. If any term, provision, covenant or restriction of this Voting Trust is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Voting Trust shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

D-3

(c)

Remedies. The Carbon Creek Partnership acknowledges that a breach by it of any of the covenants contained in this Voting Trust would result in damage to Coalhunter and that Coalhunter may not be adequately compensated for such damages by monetary award alone. Accordingly, the Carbon Creek Partnership agrees that in the event of any such breach, in addition to any other remedies available at law or otherwise, Coalhunter shall be entitled as a matter of right to apply to a court of competent jurisdiction for relief by way of injunction, restraining order, decree or otherwise as may be appropriate to ensure compliance by the Carbon Creek Partnership with the provisions of this Voting Trust. Any remedy expressly set out in this Voting Trust shall be in addition to and not inclusive of or dependent upon the exercise of any other remedy available at law or otherwise.

(d)	Amendments and Modification. This Voting Trust may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties hereto.

(e)	Waiver. No waiver by any party hereto of any condition or of any breach of any provisions of this Voting Trust shall be effective unless in writing.

(f)

Governing Law. This Voting Trust shall be governed by and construed in accordance with the laws of British Columbia and the federal laws of Canada applicable therein, without giving effect to principles governing conflicts of laws.

(g)	Headings. The headings herein are for convenience only and shall not affect the construction or interpretation of this Voting Trust.

(h)	Counterparts. This Voting Trust may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

(i)	Enurement. This Voting Trust shall enure to the benefit of and be binding upon the parties hereto and upon their respective successors and assigns.

IN WITNESS WHEREOF, the undersigned have executed this Voting Trust on the date first written above.

CARBON CREEK PARTNERSHIP		COALHUNTER MINING CORPORATION

By:		By:
	Name		Name
	Title		Title